Exhibit 4.1

INDENTURE

Dated as of May 4, 2020

Among

JELD-WEN, INC.,

THE GUARANTORS NAMED ON THE SIGNATURE PAGES HERETO

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee and Notes Collateral Agent

6.250% SENIOR SECURED NOTES DUE 2025

-ii-

-iii-

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EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors

INDENTURE, dated as of May 4, 2020 among JELD-WEN, Inc., a Delaware corporation (the “Issuer”), the Guarantors (as defined herein) listed on the signature pages hereto and Wilmington Trust, National Association, a national banking association, as Trustee and Notes Collateral Agent.

W I T N E S E T H

WHEREAS, the Issuer has duly authorized the creation of an issue of $250,000,000 aggregate principal amount of 6.250% Senior Secured Notes due 2025 (the “Initial Notes”); and

WHEREAS, the Issuer and each of the Guarantors have duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the Notes (as defined below).

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01     Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“2025 Senior Unsecured Notes” means $400,000,000 aggregate principal amount of senior unsecured notes bearing interest at 4.625% and maturing on December 15, 2025.

“2027 Senior Unsecured Notes” means $400,000,000 aggregate principal amount of senior unsecured notes bearing interest at 4.875% and maturing on December 15, 2027.

“ABL Collateral” means the portion of the Collateral as to which the Notes and the Guarantees have a second-priority security interest, subject to Permitted Liens.

“ABL Collateral Agent” means the collateral agent under the ABL Facility, which, on the Issue Date, is Wells Fargo Bank, National Association.

“ABL Facility” means the Amended Revolving Credit Agreement dated as of October 15, 2014 (as amended as of July 1, 2015, November 1, 2016, December 14, 2017, December 21, 2018, December 31, 2019), among Parent, the Issuer, the other borrowers and guarantors from time to time party thereto, the lenders from time to time party thereto and Wells Fargo Bank. N.A., as Administrative Agent, as amended, restated, refinanced, supplemented or otherwise modified from time to time.

“ABL Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement dated as of December 14, 2017, among Wells Fargo Bank, National Association, as ABL Agent, Bank of America, N.A., as Term Administrative Agent and the Notes Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time, including without limitation to add additional term parties.

“ABL Lender” means any lender or holder or agent or arranger of Indebtedness under the ABL Facility.

“ABL Obligations” means any obligation to pay any unpaid principal and interest on loans made under the ABL Facility, any letter of credit reimbursement obligations owing under the ABL Facility, Hedging Obligations and obligations under any Bank Products and all other Obligations of the Issuer and any Guarantor or other co-obligor under the ABL Facility to any ABL Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with, the ABL Facility and the related loan documentation, in each case, whether on account of principal, interest, guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, fees and disbursements of counsel of any ABL Lender that are required to be paid by the Issuer or any Guarantor or co-obligor pursuant to the terms of the relevant loan documentation).

“Acquired Indebtedness” means, with respect to any specified Person,

(1)     Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)     Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.01 and 4.09 hereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Paying Agent or authenticating agent.

“Applicable Premium” means, with respect to any Note being redeemed on any Redemption Date, the greater of:

(1)     1.0% of the then outstanding principal amount of such Note; and

(2)     the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at May 15, 2022 (such redemption price being set forth in Section 3.07(b) hereof), plus (ii) all required remaining scheduled interest payments due on such Note through May 15, 2022 (excluding in each case accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of such Note.

The Issuer shall calculate or cause to be calculated the Applicable Premium and the Trustee shall have no duty to calculate or verify the Issuer’s calculation of the Applicable Premium.

“Applicable Procedures” means, with respect to any selection of Notes, transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such selection, transfer or exchange.

“Asset Sale” means:

(1)     the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets other than Equity Interests (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2)     the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof or the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) (other than to the Issuer or another Restricted Subsidiary), whether in a single transaction or a series of related transactions;

in each case, other than:

(a)     any disposition of (i) Cash Equivalents or Investment Grade Securities, (ii) obsolete, damaged, used, surplus or worn out property or equipment, whether now owned or hereafter acquired, in the ordinary course of business and dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Issuer and any Restricted Subsidiary (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Issuer or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Issuer or any Restricted Subsidiary determines in its reasonable business judgment that such action or inaction is desirable) or (iii) any disposition of inventory, goods and other assets (including Settlement Assets) in the ordinary course of business or no longer used in the ordinary course of business and immaterial assets (considered in the aggregate) in the ordinary course of business;

(b)     the disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries in a manner permitted pursuant to the provisions of Section 5.01 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c)     the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.07 hereof;

(d)     any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than $40.0 million;

(e)     any disposition (i) of property or assets or issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer or (ii) to the Issuer or a Restricted Subsidiary constituting debt forgiveness;

(f)     dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property of equal or greater value or (ii) an amount equal to net proceeds of such disposition are promptly applied to the purchase price of such replacement property of equal or greater value;

(g)     leases, subleases, service agreements, product sales, licenses or sublicenses (including licenses and sublicenses of intellectual property or other intangible assets), in each case that do not materially interfere with the business of the Issuer and the Restricted Subsidiaries, taken as a whole;

(h)     any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)     foreclosures, condemnation, expropriation or any similar action with respect to assets, other transfers of property subject to casualty events or the granting of Liens not prohibited by this Indenture;

(j)     (i) any disposition of accounts receivable, any participations thereof, Receivables Assets or related assets, in connection with any Receivables Facility, (ii) dispositions or forgiveness of accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties) or (iii) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(k)     any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions (and dispositions of property acquired by the Issuer or any of the Restricted Subsidiaries after the Issue Date pursuant to Sale and Lease-Back Transactions) and asset securitizations permitted by this Indenture;

(l)     any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(m)     the unwinding or voluntary termination of any Hedging Obligations;

(n)    sale of assets by the Issuer or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(o)     sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(p) the lease, assignment or sublease of any real or personal property in the ordinary course of business; and

(q)     any disposition of non-core assets (as determined by the Issuer in good faith) acquired pursuant to any acquisition permitted under this Indenture by the Issuer or any Restricted Subsidiary, provided that (i) the value of such non-core assets does not exceed 50.0% of the consideration paid in connection with such acquisition, (ii) not less than 50.0% of the consideration payable to the Issuer and the Restricted Subsidiaries in connection with such disposition is in the form of cash or Cash Equivalents (provided, further, that for purposes of this clause (ii), any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in respect of such disposition having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this proviso that is at that time outstanding, not in excess of the greater of (x) 10% of Consolidated EBITDA and (y) $45.0 million, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash), (iii) the consideration payable to the Issuer and the Restricted Subsidiaries in connection with such disposition is not less than aggregate fair market value (as determined in good faith by the Issuer) thereof, (iv) no Event of Default has occurred and is continuing or would result therefrom, and (v) all dispositions pursuant to this clause (q) do not exceed, in the aggregate, $50.0 million.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrowing Base” means the sum of (x) 85% of the book value of the accounts receivable of the Issuer and its Restricted Subsidiaries, (y) 80% of the book value of the inventory of the Issuer and its Restricted Subsidiaries and (z) 50% of the book value of the equipment of the Issuer and its Restricted Subsidiaries.

“Business Day” means each day which is not a Legal Holiday.

“Business Successor” means (a) any former Subsidiary of the Issuer and (b) any Person that, after the Issue Date, has acquired, merged or consolidated with a Subsidiary of the Issuer (that results in such Subsidiary ceasing to be a Subsidiary of the Issuer) or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Issuer.

“Capital Stock” means:

(1)     in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution do not constitute Capital Stock) but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP as in effect on the Issue Date, recorded as capitalized leases; provided that for all purposes hereunder, the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer or any Guarantor and designated as a “Cash Contribution Amount” as described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1)     United States dollars;

(2)     (a) Canadian dollars, Yen, pounds sterling, euros, or any national currency of any participating member state of the EMU or (b) in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3)     securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof, Canada, Switzerland, a member of the European Union (as it is constituted on the Issue Date), the securities of which are guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)     certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks or $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)     repurchase obligations for underlying securities of the types described in clauses (3), (4) or (7) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6)     commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(7)    marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8)     readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof or any instrumentality thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9)     Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(10)     readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from any of Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(11)     Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(12)     instruments equivalent to those referred to in clauses (1) through (11) above denominated in euro or pound sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with (a) any business conducted by any Subsidiary organized in such jurisdiction or (b) any Investment in the jurisdiction where such Investment is made;

(13)     with respect to any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State, commonwealth or territory thereof or the District of Columbia: (i) obligations of the national government of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(14)     investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (13) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) or (2) above; provided that such amounts are converted into any currency listed in clauses (1) or (2) above as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (14) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (14) above.

For purposes of determining the maximum permissible maturity of any investments described in this definition, the maturity of any obligation is deemed to be the shortest of the following: (i) the stated maturity date; (ii) the weighted average life (for amortizing securities); (iii) the next interest rate reset for variable rate and auction-rate obligations; or (iv) the next put exercise date (for obligations with put features).

“Cash Management Obligations” means (a) obligations of direct or indirect parent companies of the Issuer, the Issuer or any Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements.

“CFC” means any Subsidiary of the Issuer or any Subsidiary of a Guarantor organized in the United States, any state thereof or the District of Columbia, in each case, which Subsidiary is a “controlled foreign corporation” within the meaning of Section 957 of the Code and any of such Subsidiary’s direct or indirect Subsidiaries.

“CFC Holdco” means any Subsidiary of the Issuer or any Subsidiary of a Guarantor organized in the United States any state thereof or the District of Columbia, in each case, which Subsidiary owns no material assets other than equity interests of one or more CFCs and any of such Subsidiary’s direct or indirect Subsidiaries.

“Change of Control” means the occurrence of any of the following:

(1)     the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person other than a Restricted Subsidiary or one or more Permitted Holders; or

(2)     the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 or 13d-5 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer other than in connection with any transaction or series of transactions in which the Issuer shall become a Wholly Owned Subsidiary of a parent entity of which no person or group, as noted above, holds 50% or more of the total voting power (other than a Permitted Holder).

“Change of Control Triggering Event” means the occurrence of a Change of Control that is accompanied or followed by a downgrade by one or more gradations, including gradations within ratings categories as well as between ratings categories (unless after any such downgrade, the Notes maintain an Investment Grade Rating from at least two Rating Agencies), or withdrawal of the rating of the Notes within the Ratings Decline Period, in each case by at least two Rating Agencies, as a result of which the rating of the Notes on the last day of such Ratings Decline Period is below the rating by at least two Rating Agencies in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement or has been withdrawn).

“Clearstream” means Clearstream Banking, Société Anonyme.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Collateral” means all the assets and properties subject to the Lien created by the Notes Collateral Documents.

“Consolidated EBITDA” means, with respect to the Issuer and its Restricted Subsidiaries for any period, the Consolidated Net Income of the Issuer and its Restricted Subsidiaries for such period:

(1) increased (without duplication) by the following, in each case, to the extent deducted (and not added back) in arriving at Consolidated Net Income of such Person for such period:

(a) provision for taxes based on income or profits or capital, including federal, state, franchise, excise, property and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income, including giving effect to any penalties and interest with respect thereto, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits; plus

(b) consolidated Fixed Charges of such Person for such period (including (x) bank fees, (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges and (z) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(r) through (1)(z) thereof, in each case, to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Non-Cash Charges of such Person for such period to the extent such non-cash charges were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses (including legal and professional fees, costs and expenses) or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by this Indenture, including a refinancing thereof, and any amendment or modification to the terms of any such transaction (in each case, whether or not successful), including such fees, costs, expenses or charges related to the Transactions, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring costs, charges, expenses, accruals and reserves and business optimization expense included in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date, costs related to the closure, reconfiguration and/or consolidation of facilities, start-up costs and costs to relocate employees, integration and transaction costs, retention charges, severance, contract termination costs, recruiting and signing bonuses and expenses, future lease commitments, systems establishment costs, conversion costs and excess pension charges and consulting fees, expenses attributable to the implementation of costs savings initiatives, costs associated with tax projects/audits and costs consisting of professional consulting or other fees relating to any of the foregoing; plus

(f) any other non-cash losses, charges and expenses, including any write offs or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (i) such Person may determine not to add back such non-cash charge in the period for which Consolidated EBITDA is being calculated and (ii) to the extent such Person does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any non-controlling interest expense consisting of income attributable to non-controlling equity interests of third parties in any non-Wholly Owned Subsidiary of the Issuer deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related expenses paid or accrued in such period to the Permitted Holders to the extent otherwise permitted under Section 4.11 to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(i) the amount of cost savings, operating expense reductions, restructuring and integration charges and expenses and synergies that are expected to be realized as a result of actions taken or expected to be taken within 24 months after the date of any acquisition, divestiture or disposition, restructuring or the implementation of an initiative, as applicable (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring and integration charges and expenses and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, restructuring and integration charges and expenses and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such actions are to be taken within 24 months after the consummation of the acquisition, divestiture or disposition, restructuring or the implementation of an initiative, as applicable, which is expected to result in cost savings, operating expense reductions, restructuring and integration charges and expenses or synergies and (B) no cost savings, operating expense reductions, restructuring and integration charges and expenses or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; plus

(j) any costs or expenses incurred by the Issuer or a Restricted Subsidiary thereof or any direct or indirect parent thereof pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 4.07(a)(3), to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(k) the tax effect of any items excluded from the calculation of Consolidated Net Income pursuant to clauses (1), (3), (4) and (8) of the definition thereof; plus

(l) earn-out obligations incurred in connection with any permitted acquisition or other Investment permitted hereunder and paid or accrued during such period; plus

(m) reset costs in connection with operations in new locations and facility start-up costs associated with the opening of new manufacturing locations; plus

(n) [Reserved]; plus

(o) [Reserved]; plus

(p) the amount of loss or discount on sale of receivables, Receivables Assets and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(q) any net pension or other post employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Financial Accounting Standards Codification No. 715 (and related or successor interpretations), and any other items of a similar nature; plus

(r) losses from discontinued operations; plus

(s) unrealized losses due to foreign exchange adjustments (including, without limitation, losses and expenses in connection with the effect of currency and exchange rate fluctuations); plus

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; and

(3) increased (by losses) or decreased (by gains) by (without duplication) the application of FASB Interpretation No. 45 (Guarantees) (and related or successor interpretations).

“Consolidated Interest Expense” means, with respect to any Person and its Restricted Subsidiaries, for any period, the sum, without duplication, of:

(1)     consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments and receipts (if any) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (r) any prepayment premium or penalty, (s) costs associated with obtaining Hedging Obligations and breakage costs in respect of Hedging Obligations related to interest rates, (t) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase or recapitalization accounting, (u) penalties and interest relating to taxes, (v) any “additional interest” or “penalty interest” with respect to any securities, (w) any accretion or accrued interest of discounted liabilities, (x) amortization of deferred financing fees, amendment or consent fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility; plus

(2)     consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)     interest income for such period;

provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related or successor interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

Notwithstanding the foregoing, any additional charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity— Overall—Recognition” (and related or successor interpretations) to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” (and related or successor interpretations), in each case, shall be disregarded in the calculation of Fixed Charges.

“Consolidated Net Income” means, with respect to the Issuer and its Restricted Subsidiaries for any period, the aggregate of the Net Income of the Issuer and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(1) any after-tax effect of extraordinary, non-recurring, non-operating or unusual gains, losses, income or expenses (including all fees and expenses relating thereto) (including costs and expenses relating to the Transactions), severance, relocation costs, contract termination costs, system establishment charges, consolidation and closing costs, integration and facilities opening costs, business optimization costs, transition costs, restructuring costs, signing, retention or completion bonuses and curtailments or modifications to pension and post-retirement employee benefit plans and any fees, expenses, charges or change in control payments related to any acquisition or Permitted Investment (including any transition-related expenses (including retention or transaction-related bonuses or payments) incurred before, on or after the Issue Date) shall be excluded,

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP, shall be excluded,

(3) any net after-tax effect of income or loss from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(4) any net after-tax effect of gains or losses (including all fees and expenses relating thereto) attributable to business dispositions or asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be excluded; provided that (i) the Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period and (ii) the Consolidated Net Income for such period will include any ordinary course dividends or distributions or other payments paid in cash (or converted into cash) with respect to such equity ownership received from any such Person during such period in excess of the amounts included in subclause (i) above,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of Section 4.07(a) hereof, the Net Income for such period of any Restricted Subsidiary of the Issuer (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, other than (i) restrictions with respect to the payment of dividends or similar distributions that have been legally waived or (ii) restrictions pursuant to the Corporate Credit Facilities, the Notes or this Indenture; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to the Issuer or any Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP and related authoritative pronouncements resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to any consummated acquisition or Investment or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any net after-tax income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments, in each case, including deferred financing costs written off and premiums paid, shall be excluded,

(9) any impairment charge or expense or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets or investments in debt and equity securities or as a result of a change in law or regulations, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) any (i) non-cash compensation charge or expense, including any such charge arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Issuer or any of its direct or indirect parent companies, including any expense resulting from the application of Statement of Financial Accounting Standards No. 123R (and related or successor interpretations), (ii) income (loss) attributable to deferred compensation plans or trusts and (iii) expense required to be recorded as compensation expense related to contingent transaction consideration shall be excluded, provided that any subsequent settlement in cash shall reduce Consolidated Net Income for the period in which such payment occurs,

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, Equity Offering, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transactions consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger or amalgamation costs incurred during such period as a result of any such transaction, in each case, whether or not successful, shall be excluded,

(12) accruals and reserves that are established or adjusted as a result of an Investment permitted under this Indenture in accordance with GAAP (including any adjustment or estimated payouts or earn-outs) or changes as a result of the adoption or modification of accounting policies during such period shall be excluded,

(13) non-cash charges or income related to adjustments to deferred tax asset valuation allowances shall be excluded,

(14) any charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long-Lived Assets,” Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” or Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” (and in each case, including any related or successor interpretations) shall be excluded,

(15) non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” (and related or successor interpretations) shall be excluded,

(16) any net pension costs or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Financial Accounting Standards Codification Topic 712 “Compensation—Nonretirement Postemployment Benefits” (and related or successor interpretations) and Financial Accounting Standards Codification Topic 715 “Compensation—Retirement Benefits,” and any other non-cash items of a similar nature (and related or successor interpretations), shall be excluded,

(17) all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed) shall be excluded,

(18) all discounts, commissions, fees and other charges (including interest expense) associated with any Receivables Facility shall be excluded,

(19) the following items shall be excluded:

(a) all non-cash gains, losses, expenses or charges attributable to the movement in the mark-to-market valuation of Indebtedness, Hedging Obligations or other derivative instruments; and

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses related to currency re-measurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk);

provided that the Issuer may, in its sole discretion, elect to not make any adjustment for any item pursuant to clauses (1) through (19) above if any such item individually is less than $1.0 million in any fiscal quarter.

In addition, to the extent not already accounted for in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) the amount of proceeds received during such period from business interruption insurance in respect of insured claims for such period, (ii) the amount of proceeds as to which the Issuer has determined that there is a reasonable basis it will be reimbursed by the insurer in respect of such period from business interruption insurance (with a deduction for any amount so added back to the extent denied by the applicable carrier (without any right of appeal thereof) in writing within 180 days or not so reimbursed within 365 days) and (iii) reimbursements of any expenses, charges, losses or lost profits that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

Notwithstanding the foregoing, for the purpose of Section 4.07 hereof only (other than clause (a)(3)(d) of Section 4.07), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale or other disposition of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 4.07(a)(3)(e) or Section 4.07(a)(3)(f) hereof.

“Consolidated Non-Cash Charges” means, with respect to the Issuer and its Restricted Subsidiaries for any period, the aggregate depreciation, amortization (including amortization of intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase or recapitalization accounting of the Issuer’s outstanding Indebtedness and commissions, discounts, yield and other fees and charges but excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash impairment, non-cash compensation, non-cash rent and any other non-cash losses, charges and expenses, including any write-offs or write-downs, of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided that if any non-cash charges referred to in this definition represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid.

“Consolidated Secured Net Debt Ratio” means, as of any date of determination, the ratio of (1) the sum of (a) (i) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries as of such date that is secured by a Lien and (ii) the Reserved Indebtedness Amount with respect to commitments first obtained as of such date but not utilized as of such date (but only to the extent such commitments are being obtained in reliance on a test based on such ratio) less (b) the aggregate amount of cash and Cash Equivalents as of such date, including proceeds of any Indebtedness incurred as of such date that are not promptly applied in connection with any related transaction, other than cash and Cash Equivalents that are listed as “restricted” on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of such date to (2) Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, with such ratio being calculated on a pro forma basis in a manner consistent with the pro forma provisions set forth in the definition of “Fixed Charge Coverage Ratio,” to the extent appropriate.

“Consolidated Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent consolidated or combined, as applicable, balance sheet of the Issuer and its Restricted Subsidiaries (giving pro forma effect to any acquisitions or dispositions of assets or properties that have been made by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business subsequent to the date of such balance sheet, including through mergers or consolidations).

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate principal amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting only of Indebtedness for borrowed money, drawn but unreimbursed obligations under letters of credit, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments (but excluding (i) the effects of any discounting of Indebtedness resulting from the application of the acquisition method of accounting in connection with any Investment permitted hereunder, (ii) obligations relating to Receivables Facilities and (iii) obligations under Hedging Obligations) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock or Preferred Stock.

“Consolidated Total Net Debt Ratio” means, as of any date of determination, the ratio of (1) the sum of (a)(i) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries as of such date and (ii) the Reserved Indebtedness Amount applicable at such time to the calculation of the Consolidated Total Net Debt Ratio with respect to commitments first obtained as of such date but not utilized as of such date (but only to the extent such commitments are being obtained in reliance on a test based on such ratio) less (b) the aggregate amount of cash and Cash Equivalents as of such date, calculated on a pro forma basis, other than cash and Cash Equivalents that are listed as “restricted” on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of such date to (2) Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, with such ratio being calculated on a pro forma basis in a manner consistent with the pro forma provisions set forth in the definition of “Fixed Charge Coverage Ratio”, to the extent appropriate.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)     to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)     to advance or supply funds

(a)     for the purchase or payment of any such primary obligation, or

(b)     to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)     to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer or any Restricted Subsidiary (other than, in the case of such Restricted Subsidiary, contributions by the Issuer or any other Restricted Subsidiary to its capital) after the Issue Date and designated as a Cash Contribution Amount; provided that such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the Incurrence date thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Corporate Credit Facilities” means, collectively, the credit facilities under the Term Loan Facility and ABL Facility, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, restated, amended and restated, supplemented, waived, renewed or otherwise modified from time to time, and (if designated by the Issuer) as replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including (if designated by the Issuer) any agreement or indenture or commercial paper facilities with banks or other institutional lenders or investors extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder permitted under Section 4.09 hereof or altering the maturity thereof or adding Restricted Subsidiaries as additional borrowers, issuers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders, investors or group of investors.

“Corporate Trust Office” when used with respect to the Trustee, shall be at the address of the Trustee specified in Section 12.02 hereof or such other address as to which the Trustee may give notice to the Holders and the Issuer and when used with respect to the Notes Collateral Agent, shall be at the address of the Notes Collateral Agent specified in Section 12.02 hereof or such other address as to which the Notes Collateral Agent may give notice to the Holders and the Issuer.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, (a) one or more debt facilities or securities, including the Corporate Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, securities, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and (b) any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture (including Additional Notes under this Indenture) that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders (any Indebtedness under any of the Credit Facilities described in clause (b), a “Refinancing Credit Facility”).

“Custodian” means the Trustee, as custodian for the Depositary with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuer and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by a financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent company thereof (in each case other than Excluded Equity) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are contributed to the capital of the Issuer (if issued by Parent or any other direct or indirect parent of the Issuer) excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise) other than as a result of a change of control or asset sale), is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale (provided that the relevant asset sale or change of control provisions, taken as a whole , are no more favorable in any material respect to holders of such Equity Interests than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto)), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding or is convertible or exchangeable for Indebtedness; provided, however, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates (excluding the Investors (but not excluding any future, current or former employee, director, officer, manager or consultant)) or Immediate Family Members), of the Issuer, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Issuer (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Issuer may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provisions unless such repurchase or redemption complies with the terms of this Indenture. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture shall be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any Capital Stock that arises only by reason of the happening of a contingency or any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1)     public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2)     issuances to any Subsidiary of the Issuer; and

(3)     any such public or private sale that constitutes an Excluded Contribution or Refunding Capital Stock.

“euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means (i) any individual fee owned real property (other than fee owned property with a Fair Market Value equal to or greater than $20.0 million) and all leasehold interests in real property where the Issuer or a Guarantor is a tenant, (ii) any vehicles and other assets subject to certificates of title (other than to the extent perfection of the security interest in such assets is accomplished by the filing of UCC financing statement), (iii) letter of credit rights (other than to the extent perfection of the security interest therein is accomplished by the filing of UCC financing statement) and commercial tort claims in an amount less than $10.0 million , (iv) any assets the granting of a security interest in which (A) is prohibited by law (including restrictions in respect of margin stock and financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations) or which would require governmental (including regulatory) consent, approval, license or authorization to be pledged, (B) requires third-party consents pursuant to a contractual obligation binding on such asset to the extent such contractual obligation is in existence on the Issue Date or is in existence at the time of acquisition of such asset, in each case provided that any such prohibition in such contractual obligation is not included by Parent, the Issuer or any of the Restricted Subsidiaries for the purpose of taking advantage of the foregoing exclusion (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, the granting or assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding any applicable prohibition) or (C) results in material adverse Tax, accounting or regulatory consequences (as reasonably determined in writing by the Issuer), (v) margin stock, (vi) Capital Stock in any person other than wholly-owned restricted subsidiaries to the extent not permitted (or permitted without consent) by the terms of such person’s organizational or joint venture documents except to the extent such prohibition is rendered ineffective after giving effect to applicable provisions of the UCC, (vii) any assets of the Issuer and the Guarantors owned as of the Issue Date where the cost (including costs attributable to Taxes) or difficulty of obtaining a security interest in, or perfection of a security interest in, such assets outweighs the practical benefit afforded thereby (as previously determined by both the Issuer and the Term Loan Administrative Agent pursuant to the terms of the Term Loan Facility and constituting Excluded Assets under the Term Loan Facility (it being acknowledged that the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties)), (viii) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby, (ix) any lease, license, agreement or other arrangement to the extent that a grant of a security interest therein would (A) violate or invalidate such lease, license, agreement or other arrangement or create a right of termination in favor of any other party thereto (other than the Issuer or a Guarantor) or (B) require the consent of any person (other than the Issuer or a Guarantor), after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition, (x) (A) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto and (B) any other intellectual property, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intellectual property under applicable federal law, (xi) any property subject to a capital lease, purchase money security interest or, in the case of property of the Issuer or a Guarantor acquired after the Issue Date, pre-existing secured indebtedness of the Issuer or such Guarantor not incurred in anticipation of the acquisition by the Issuer or the applicable Guarantor, to the extent that the granting of a security interest in such property would be prohibited under the terms of such capital lease, purchase money financing or secured indebtedness, (xii) any Voting Stock of Unrestricted Subsidiaries and captive insurance companies, (xiii) Voting Stock of a CFC Holdco or Foreign Subsidiary that is a CFC other than 65% of the total outstanding Voting Stock of a CFC Holdco or CFC that, in each case, is directly owned by the Issuer or a Guarantor, (xiv) [reserved], (xiv) any cash collateral pledged to secure the obligations of the Issuer under the Amended and Restated Guaranty, dated as of July 8, 2009, by the Issuer in favor of U.S. Bank National Association, as amended by the Amendment of Guaranty, dated as of June 29, 2011, (xv) the Specified Assets (as defined in the Term Loan Facility) and (xvi) to the extent no longer mortgaged under the Term Loan Facility, any real property with a Fair Market Value below $20.0 million; provided that “Excluded Assets” shall not include (a) any proceeds, products, substitutions or replacements of such property unless specifically excluded or (b) any asset or property that the Issuer or any Guarantor has granted a Lien on or security interest in to secure the obligations under the ABL Facility.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from:

(1)     contributions to its common equity capital, and

(2)     the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Excluded Equity) of the Issuer, in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof.

“Excluded Equity” means (i) Disqualified Stock, (ii) any Equity Interests issued or sold to a Restricted Subsidiary or any employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries or a direct or indirect parent of the Issuer (to the extent such employee stock ownership plan or trust has been funded by the Issuer or any Subsidiary or a direct or indirect parent of the Issuer) and (iii) any Equity Interest that has already been used or designated (x) as (or the proceeds of which have been used or designated as) a Cash Contribution Amount, Designated Preferred Stock, an Excluded Contribution or Refunding Capital Stock, or (y) to increase the amount available under Section 4.07(b)(4) or clause (9) of the definition of “Permitted Investments” in this Indenture.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer (as determined in good faith by the senior management or the board of directors of the Issuer or any direct or indirect parent of the Issuer, whose determination will be conclusive for all purposes under this Indenture and the Notes).

“Fitch” means Fitch, Inc., or any successor to its rating agency business.

“Fixed Charge Coverage Ratio” means, with respect to the Issuer and its Restricted Subsidiaries for any period, the ratio of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for such period to the Fixed Charges of the Issuer and its Restricted Subsidiaries for such period. In the event that the Issuer or any of its Restricted Subsidiaries incurs, assumes, guarantees, redeems, (or gives irrevocable notice of redemption for), repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption (including as contemplated by any such irrevocable notice of redemption), repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) and operational changes (including price increases), that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, discontinued operations and operational changes (including price increases to the extent permitted by the definition of Consolidated EBITDA) (and the change of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If, since the beginning of such period, any Person that subsequently became a Restricted Subsidiary of the Issuer or was merged with or into the Issuer or any Restricted Subsidiary thereof since the beginning of such period shall have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation or operational change (including price increases to the extent permitted by the definition of Consolidated EBITDA) that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation, or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include, without duplication, reasonably identifiable and factually supportable adjustments appropriate to reflect cost savings, operating expense reductions, operational changes (including price increases to the extent permitted by the definition of Consolidated EBITDA), restructuring and integration charges and expenses and synergies reasonably expected to result from the applicable event to the extent set forth in the definition of “Consolidated EBITDA;” provided, that such adjustments shall not exceed the percentage-limitations thereon, if any, set forth in the definition of “Consolidated EBITDA.”

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Restricted Subsidiaries;

provided, however, that, notwithstanding the foregoing, any charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” (and related or successor interpretations) to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition ” (and related or successor interpretations), in each case, shall be disregarded in the calculation of Fixed Charges.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, except for any change occurring after the Issue Date in GAAP, in the event the Issuer delivers notice to the Trustee within 30 days of entry into effect of such change that such change will not apply for any determinations under this Indenture. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein will be construed, and all computations of amounts and ratios referred to herein will be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to Accounting Standard Codifications), to value any Indebtedness of Parent, the Issuer or any of its Subsidiaries at “fair value”, as defined therein and (b) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) will continue to be accounted for as operating leases for any determinations under this Indenture other than under Section 4.03 (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the Issuer’s or Parent’s financial statements.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, 2.06(b) or 2.06(d) hereof.

“Government Securities” means securities that are:

(1)     direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)     obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Grantors” means the Issuer, the Guarantors and any future Guarantor that becomes a party to the Notes Security Agreement.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other monetary obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture.

“Guarantor” means Parent and each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1)     any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)     in respect of borrowed money;

(b)     evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)     representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until, after 30 days of becoming due and payable, has not been paid and such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and any purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller; or

(d)     representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)     to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)     to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that the amount of Indebtedness of any Person for purposes of this clause (3) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) Indebtedness of any parent of the Issuer appearing on the balance sheet of the Issuer, or solely by reason of push down accounting under GAAP, (c) intercompany liabilities arising from their cash management, tax, and accounting operations or (d) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Initial Purchasers” means the persons named as initial purchasers in the Purchase Agreement, dated as April 27, 2020.

“Intercreditor Agreements” means, collectively, the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement.

“Interest Payment Date” means May 15 and November 15 of each year.

“Investment Grade Rating” means a rating equal to or higher than (x) Baa3 (or the equivalent) by Moody’s, (y) BBB- (or the equivalent) by S&P or (z) a rating of BBB- (or the equivalent) by Fitch, as applicable, or if the Notes are not then rated by Moody’s, S&P or Fitch, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)     securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)     debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3)     investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)     corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants in each case made in the ordinary course of business and excluding, in the case of the Issuer and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment.

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof:

(1)     “Investments” shall include the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary;

provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer or the applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)     the Issuer “Investment” in such Subsidiary at the time of such redesignation; less

(b)     the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)     any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by a Responsible Officer of the Issuer.

The amount of any Investment outstanding at any time (including for purposes of calculating the amount of any Investment outstanding at any time under any provision of Section 4.07 hereof and otherwise determining compliance with Section 4.07) shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or other property by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Investors” means Onex Corporation, Onex Partners III LP, Onex Partners Manager LP and/or one or more other investment funds advised, managed or controlled by Onex Corporation and, in each case (whether individually or as a group) their Affiliates and any investment funds that have granted to the foregoing control in respect of their investments in the Issuer and its Restricted Subsidiaries, but, in any event, excluding any of their respective portfolio companies.

“Issue Date” means May 4, 2020.

“Issuer” has the meaning set forth in the preamble hereto until a successor replaces the applicable entity in accordance with the applicable provisions of this Indenture and, thereafter, refers to such successor.

“Issuer Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer and delivered to the Trustee.

“Junior Lien Priority” means Indebtedness that is secured by a Lien on the Collateral that is junior in priority to the Liens on the Collateral securing the Obligations under the Notes and is subject to an intercreditor agreement (it being understood that junior Liens are not required to rank equally and ratably with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting junior Liens).

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/ or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Management Investors” means the members of the board of directors, officers and employees of the Parent, the Issuer and/or its Subsidiaries who are (directly or indirectly through one or more investment vehicles) investors in direct or indirect parent companies of the Issuer.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means, each of the mortgages, deeds of trust, and deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Issuer or any Guarantor to the Notes Collateral Agent, in each case, in form and substance substantially similar to that which had been provided to the Term Loan Administrative Agent under the corresponding requirement under the Term Loan Facility (or otherwise in customary form to the extent the Term Loan Facility is no longer in effect).

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds (using the Fair Market Value of any Cash Equivalents) received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Hedging Obligations in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting, investment banking fees and other bona fide fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of Section 4.10(b) hereof) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters, indemnification attributable to seller’s indemnities and representations and warranties to the purchaser in respect of such sale or other disposition or against any other indemnification obligations associated with such transaction and of a pro rata portion of the Net Proceeds attributable to minority interests in a Restricted Subsidiary in connection with a disposition by, or of Capital Stock of, a Restricted Subsidiary that is not a Wholly Owned Subsidiary to the extent such Net Proceeds are not available for application by the Issuer.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary of the Issuer that is not a Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Noteholder Secured Parties” means the Trustee, the Notes Collateral Agent and each Holder of Notes and each other holder of, or obligee in respect of, any Obligations in respect of the Notes outstanding at such time.

“Notes” means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall include the Initial Notes and any Additional Notes that may be issued under a supplemental indenture.

“Notes Collateral” means the portion of the Collateral as to which the Notes and the Guarantees have a first priority security interest (subject to any Permitted Liens).

“Notes Collateral Agent” means Wilmington Trust, National Association until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Notes Collateral Documents” means, collectively, the Notes Security Agreement, any security agreements, hypothecs, intellectual property security agreements, mortgages, collateral assignments, security agreement supplements, pledge agreements, bonds or any similar agreements, guarantees and each of the other agreements, instruments or documents that creates or purports to create a Lien or guarantee in favor of the Notes Collateral Agent for its benefit and the benefit of the Trustee and the Holders of the Notes, in Collateral, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“Notes Documents” means this Indenture, the Notes, the Guarantees, the Intercreditor Agreements and the Notes Collateral Documents.

”Notes Obligations” has the meaning set forth in the Notes Security Agreement.

“Notes Security Agreement” means the pledge and security agreement, dated as of the Issue Date, among the Issuer, the other Grantors party thereto, the Notes Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Offering Memorandum, dated April 27, 2020 relating to the offering of the Initial Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President, Vice President, Assistant Vice President, the Treasurer or Assistant Treasurer, the Secretary or Assistant Secretary, or other similar officer, manager or member of the Board of Directors of the Issuer or any other Person, as the case may be, and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer or on behalf of any other Person, as the case may be, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel. Such counsel may be an employee of or counsel to the Issuer.

“Other Pari Passu Lien Obligations” means any Indebtedness or other Obligations having Pari Passu Lien Priority relative to the Notes with respect to the Collateral; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement.

“Parent” means JELD-WEN Holding, Inc., a Delaware corporation.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the Notes and any Indebtedness that ranks pari passu in right of payment to the Notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness that ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Pari Passu Intercreditor Agreement” means that certain pari passu intercreditor agreement entered into on the Issue Date by and among the Trustee, the Notes Collateral Agent, the Term Loan Administrative Agent, the Issuer and the Guarantors, as amended, restated, supplemented or otherwise modified from time to time.

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral and the holders of which are subject to the Pari Passu Intercreditor Agreement.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.10 hereof.

“Permitted Holders” means (1)(a) each of the Investors, (b) the Management Investors and their respective Affiliates, (c) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any parent entity of the Issuer or the Issuer, acting in such capacity, (d) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Investors, the Management Investors and other beneficial owners who were members of such group as of the Issue Date, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies held by such group, and (e) any Person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control Triggering Event in respect of which a Change of Control Offer has been made in accordance with the requirements hereunder or (2) any Permitted Parent. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)    any Investment in the Issuer or any of its Restricted Subsidiaries;

(2)     any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3)     any Investment in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line or line of business, including research and development and related assets in respect of any product) that is engaged directly or through entities that will be Restricted Subsidiaries in a Similar Business if as a result of such Investment:

(a)     such Person, upon the consummation of such purchase or acquisition, will be a Restricted Subsidiary (including as a result of a merger, amalgamation or consolidation between any Subsidiary and such Person); or

(b)    such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or a division, business unit or product line, including any research and development and related assets in respect of any product), or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(4)     any Investment in securities, promissory notes or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of Section 4.10 hereof or any other disposition of assets not constituting an Asset Sale;

(5)     (i) any Investment existing or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment and (ii) any Investment existing on the Issue Date by the Issuer or any Restricted Subsidiary in the Issuer or any Restricted Subsidiary or an Investment consisting of any extension, modification or renewal of any such Investment; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;

(6)     any Investment (including debt obligations and Equity Interests) acquired by the Issuer or any of its Restricted Subsidiaries:

(a)     consisting of extensions of trade credit and accommodation guarantees in the ordinary course of business including extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit;

(b)     in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(c)     in satisfaction of judgments against other Persons;

(d)     as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(e)     received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(7)     Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;

(8)     any Investment in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of (x) 3.50% of Consolidated Total Assets and (y) $100.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9)     Investments and other acquisitions the payment for which consists of Equity Interests (other than Excluded Equity) of the Issuer, or any of its direct or indirect parent companies;

(10)     Indebtedness and guarantees of Indebtedness permitted under Section 4.09 hereof; the creation of Liens on the assets of the Issuer or any Restricted Subsidiary in compliance with Section 4.12 and Restricted Payments permitted under Section 4.07 (other than by reference to this clause (10));

(11)     any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11(b) hereof (except transactions described in clauses (2), (4), (5), (8), (10) or (14) of Section 4.11(b) hereof) or Section 5.01;

(12)     to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, receivables owing to the Issuer or any Restricted Subsidiary or other rights, in each case in the ordinary course of business;

(13)     additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or have not been subsequently sold or transferred for cash or marketable securities), not to exceed the greater of (x) 3.50% of Consolidated Total Assets and (y) $100.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14)     Investments relating to a Receivables Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Receivables Facility, distributions or payments of Receivables Fees or any repurchase obligation in connection therewith including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Receivables Facilities or any related Indebtedness;

(15)     advances to, or guarantees of Indebtedness of, employees not in excess of $10.0 million outstanding at any one time, in the aggregate;

(16)     loans and advances to officers, members of the board of directors and employees of direct and indirect parent companies of the Issuer, the Issuer and its Restricted Subsidiaries (i) for business-related travel expenses, entertainment, moving expenses and other similar expenses for ordinary business purposes, (ii) to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof and (iii) for payroll payments;

(17)     Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (x) 3.50% of Consolidated Total Assets and (y) $100.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(18)      any other Investment; provided that on a pro forma basis after giving effect to such Investment the Consolidated Total Net Debt Ratio would be equal to or less than 3.50 to 1.00;

(19)     Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers in the ordinary course of business;

(20)     Investments (i) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (ii) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(21)     non-cash Investments in connection with tax planning and reorganization activities;

(22)     loans and advances to direct and indirect parent companies of the Issuer (x) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such companies in accordance with Section 4.07(a) and (b) hereof and (y) to the extent the proceeds thereof are contributed or loaned or advanced to another Restricted Subsidiary; it being understood that, to the extent any such loan or advance was made by a direct or indirect parent company of the Issuer to any Restricted Subsidiary, the repayment of such loan or advance shall constitute a Restricted Payment;

(23)     any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(24)     Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary” to the extent such Investments were not made in contemplation of such redesignation;

(25)     Investments in the ordinary course of business in connection with Settlements; and

(26)     Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1)     Liens incurred or pledges, deposits or security (a) in connection with workers’ or workmen’s compensation, unemployment insurance, employers’ health tax, social security, retirement and other similar legislation, or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (b) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (a) or (c) good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)    Liens with respect to outstanding motor vehicle fines and Liens arising or imposed by law, such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)     Liens for taxes, assessments or other governmental charges that are not overdue for a period of more than 30 days, not yet payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(4)     Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practices;

(5)     (a) survey exceptions, encumbrances, easements, ground leases, covenants, conditions, rights-of-way, licenses, servitudes, restrictions, encroachments, protrusions, by-law, reservations of, or rights of others for sewers, electric lines, telegraph and telephone lines and other similar purposes, zoning, building codes or other restrictions (including defects and irregularities in title and similar encumbrances) and other similar encumbrances and title defects or irregularities affecting real property, that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole, (b) rights of recapture of unused real property in favor of the seller of property set forth in customary purchase agreements and related arrangements with any governmental authority, (c) Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent in respect of leased properties, so long as such Liens are not exercised, (d) servicing agreements, development agreements, site plan agreements and other agreements with any governmental authority pertaining to the use or development of any of the assets of the Person, provided that the same are complied with in all material respects and do not materially reduce the value of the assets of the Person or materially interfere with the use of such assets in the operation of the business of such Person, (e) the reservations in any original grants from the crown of any land or interest therein and statutory exceptions to title and (f) other Liens on real property (including ground leases in respect of real property on which facilities owned or leased by the Issuer or any of the Restricted Subsidiaries are located);

(6)     Liens securing Indebtedness and other obligations permitted to be incurred pursuant to clause (1) or (4) of Section 4.09(b) hereof; provided that, in the case of clause (4), such Lien extends only to the assets and/or Capital Stock the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits thereof;

(7)     Liens existing on the Issue Date (other than Liens Incurred to secure Obligations under the Corporate Credit Facilities);

(8)     (a) Liens on personal property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary and (b) and Liens existing on property or other assets at the time of its acquisition; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, however, that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries (other than any replacements of such property or assets and additions and accessions thereto, the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted under this Indenture that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition); provided further, that for purposes of this clause (8), if a Person becomes a Subsidiary of the Issuer, any Subsidiary of such Person shall be deemed to become a Subsidiary of the Issuer, and any assets of such Person or any Subsidiary of such Person shall be deemed acquired by the Issuer at the time of such merger, amalgamation or consolidation;

(9)     Liens (a) on cash advances or escrow deposits in favor of the seller of any property (including equipment and inventory) to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Asset Sale permitted under this Indenture (including any letter of intent or purchase agreement with respect to such Investment or Asset Sale), (b) consisting of an agreement to dispose of any property in an Asset Sale permitted under this Indenture, in each case, solely to the extent such Investment or Asset Sale, as the case may be, would have been permitted on the date of the creation of such Lien and (c) solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(10)     Liens securing Indebtedness or other obligations of a Subsidiary Guarantor owing to the Issuer or another Subsidiary Guarantor permitted to be incurred in accordance with Section 4.09 hereof;

(11)     (a) Liens securing Hedging Obligations or on cash or Cash Equivalents securing Hedging Obligations; provided that, with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is permitted under this Indenture and (b) Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted under this Indenture;

(12)     Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or obligations in respect of bankers’ acceptances or trade letters of credit issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)     (a) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business or consistent with past practice that do not materially interfere with the operation of the business of the Issuer or any of its Restricted Subsidiaries, taken as a whole, (b) any interest or title of a lessor or licensor under any lease or license entered into by the Issuer or any Restricted Subsidiary in the ordinary course of its business or consistent with past practice and (c) Liens arising from grants of intellectual property, software and other technology licenses or sublicenses made in the ordinary course of business;

(14)     Liens arising from UCC (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business and other Liens arising solely from precautionary UCC financing statements or similar filings;

(15)     Liens in favor of the Issuer or any Guarantor;

(16)     Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(17)     Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18)     Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (11), this clause (18), and clause (27) below; provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and the proceeds and products thereof, and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (11) and (27) at the time the original Lien became a Permitted Lien under this Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement;

(19)     (a) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers, companies and brokers and (b) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(20)     other Liens; provided that at the time of the granting thereof and after giving pro forma effect thereto, the lesser of (x) the aggregate outstanding Indebtedness secured by Liens existing in reliance on this clause (20) and (y) the Fair Market Value of the assets securing such obligations shall not exceed the greater of (A) $125.0 million and (B) 4.25% of Consolidated Total Assets determined as of the date of incurrence;

(21)     Liens securing, or otherwise arising from, judgments for the payment of money not constituting an Event of Default under clause (5) under Section 6.01(a) hereof and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(22)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23)     Liens (a) of a collection bank arising under applicable law, including Section 4-210 of the UCC, or any comparable or successor provision, on items in the course of collection; (b) attaching to pooling, commodity or securities trading accounts or other commodity or securities brokerage accounts incurred in the ordinary course of business; or (c) in favor of a banking or other financial institution or entity, or electronic payment service provider, arising as a matter of law or under customary terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and which are within the general parameters customary in the banking or finance industry or arising pursuant to such banking or financial institution’s general terms and conditions (including Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts);

(24)     Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09 hereof, including Liens deemed to exist in connection with Investments in repurchase agreements under clause (12) of the definition of the term “Cash Equivalents;” provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25)     Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26)     Liens that are contractual rights of setoff, banker’s lien, netting agreements and other Liens (a) relating to Bank Products, deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of Indebtedness, including letters of credit, bank guarantees or other similar instruments, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries, in each case in the ordinary course of business;

(27)     Liens securing Pari Passu Indebtedness permitted to be incurred pursuant to Section 4.09 if, at the time of incurrence of such Pari Passu Indebtedness on a pro forma basis, the Consolidated Secured Net Debt Ratio would not exceed 3.50 to 1.00;

(28)     Settlement Liens;

(29)     Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Issuer or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of the Issuer or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted under Section 4.09;

(30)     Liens on Capital Stock of an Unrestricted Subsidiary or a joint venture that secure Indebtedness or other obligations of such Unrestricted Subsidiary or joint venture not prohibited hereunder;

(31)     Receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(32)     Liens on Equity Interests of any joint venture (a) securing obligations of such joint venture or (b) pursuant to the relevant joint venture agreement or arrangement;

(33)     Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(34)     the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Issuer or any Restricted Subsidiary thereof or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof; and

(35)     Liens securing the Notes (other than any Additional Notes) and the related Guarantees.

The Issuer may classify (or later reclassify) any Lien in one or more of the above categories (including in part in one category and in part in another category). For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Parent” means any direct or indirect parent entity of the Issuer (other than a Person formed in connection with, or in contemplation of, a Change of Control transaction that results in a modification of the beneficial ownership of the Issuer) that beneficially owns 100% of the issued and outstanding Voting Stock of the Issuer, provided that the ultimate beneficial ownership of the Issuer has not been modified by the transaction by which such parent entity became the beneficial owner of 100% of the Voting Stock of the Issuer.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Rating Agencies” means Moody’s, S&P and Fitch or if Moody’s, S&P or Fitch (or any combination thereof) shall not make a rating on the Notes publicly available, an internationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s, S&P or Fitch (or such combination thereof), as the case may be.

“Ratings Decline Period” means the period that (i) begins on the occurrence of a Change of Control and (ii) ends on the date that is 90 days following consummation of such Change of Control.

“Receivables Assets” means accounts receivable, royalty and other similar rights to payment and any other assets related thereto subject to a Receivables Facility that are customarily sold or pledged in connection with receivables transactions and the proceeds thereof.

“Receivables Facility” means any of one or more receivables securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or assets related thereto that are customarily sold or pledged in connection with securitization transactions to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related or incidental thereto.

“Record Date” for the interest payable on any applicable Interest Payment Date means May 1 or November 1 (whether or not a Business Day) next preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of Notes sold in reliance on Rule 903.

“Regulation S Global Note Legend” means the legend set forth in Section 2.06(g)(iii) hereof.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless such person is, or upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” means (i) when used with respect to the Trustee or Notes Collateral Agent, as applicable, any officer within the corporate trust department of the Trustee or Notes Collateral Agent, respectively, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee or Notes Collateral Agent, respectively, who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture, and (ii) when used with respect to the Issuer, the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a member of the board of directors of the Issuer. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Issuer and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Issuer.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” Unless otherwise specified or the context otherwise requires, a reference to a “Restricted Subsidiary” shall be a reference to a Restricted Subsidiary of the Issuer.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to Parent, the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Indebtedness” means any Indebtedness of the Issuer or any Restricted Subsidiary that is not Subordinated Indebtedness.

“Senior Unsecured Notes” means the 2025 Senior Unsecured Notes and the 2027 Senior Unsecured Notes.

“Senior Unsecured Notes Issue Date” means December 14, 2017.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (1) any business in which the Issuer or any of its Subsidiaries are engaged on the Issue Date or (2) any business or other activities that are reasonably similar, incidental, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and any of its Subsidiaries were engaged on the Issue Date.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the Issuer, unless such contingency has occurred).

“Subordinated Indebtedness” means, with respect to the Notes,

(1)     any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2)     any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1)     any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)     any partnership, joint venture, limited liability company or similar entity of which

(x)     more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y)     such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means any Subsidiary of the Issuer that guarantees the obligations of the Issuer under this Indenture and the Notes in accordance with the provisions of this Indenture; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Subsidiary ceases to be a Subsidiary Guarantor.

“Tax” means any present or future tax, duty, levy, assessment or other similar governmental charge.

“Term Loan Administrative Agent” means the administrative agent and collateral agent under the Term Loan Facility, which, on the Issue Date, is Bank of America, N.A.

“Term Loan Facility” means the Amended Term Loan Facility dated as of October 15, 2014 (as amended as of July 1, 2015, November 1, 2016, March 7, 2017, December 14, 2017, and September 20, 2019), among the Issuer, Parent, the other borrowers and guarantors party thereto, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, as amended, restated, refinanced, supplemented or otherwise modified from time to time.

“Term Loan Obligations” means any obligation to pay any unpaid principal and interest on loans made under the Term Loan Facility, any letter of credit reimbursement obligations owing under the Term Loan Facility, Hedging Obligations and obligations under any Bank Products and all other Obligations of the Issuer and any guarantor or other co-obligor under the Term Loan Facility, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with, the Term Loan Facility and the related loan documentation, in each case, whether on account of principal, interest, guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, fees and disbursements of counsel of any holder of Term Loan Obligations that are required to be paid by the Issuer or any guarantor or co-obligor pursuant to the terms of the relevant loan documentation).

“Title Policy” means, a lender’s policy of title insurance utilizing the American Land Title Association 2006 Form extended coverage, or such other form as is (or was) reasonably acceptable to the Term Loan Administrative Agent with respect to such property or, if applicable, a binding marked commitment to issue such policy with a final policy to be dated the date of recording of the Mortgages, issued by a title company selected by the Issuer, insuring the Lien of the applicable Mortgage in an amount at least equal to the Fair Market Value of such real property (or such lesser amount insured under the corresponding mortgage in respect of the Term Loan Facility) in favor of the Notes Collateral Agent for the benefit of the Noteholder Secured Parties, subject only to those exceptions which are either Permitted Liens or are otherwise reasonably approved by the Term Loan Administrative Agent with respect to such property.

“Transaction Costs” means all fees, costs and expenses incurred or payable by the Issuer or any other Subsidiary in connection with the Transactions.

“Transactions” means (1) the issuance of the Notes and (2) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to May 15, 2022; provided, however, that if the period from the Redemption Date to May 15, 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended from time to time.

“Trustee” means Wilmington Trust, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1)     any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2)    any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(1)     such designation is not prohibited by Section 4.07 hereof; and

(2)     each of:

(a)     the Subsidiary to be so designated; and

(b)     its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary except for guarantees by the Issuer or any of its Restricted Subsidiaries incurred in accordance with this Indenture.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1)     the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Ratio Test; or

(2)     the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries would be equal to or greater than it was immediately prior to such designation, on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly delivering to the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)     the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)     the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Section 1.02     Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10
“Action”	3.09
“Additional Amounts”	4.17
“Affiliate Transaction”	4.11
“Applicable Authorized Representative”	13.09
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Change in Tax Law”	3.10
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.16
“Default Direction”	6.02
“Directing Holder”	6.02
“DTC”	2.03
“European Domicile Transaction”	5.01
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Increased Amount”	4.12

Term	Defined in Section
“Legal Defeasance”	8.02
“Note Register”	2.03
“Noteholder Direction”	6.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payor”	4.17
“Position Representation”	6.02
“Purchase Date”	3.09
“Ratio Test”	4.07
“Redemption Date”	3.07
“Refinancing Indebtedness”	4.09
“Refunding Capital Stock”	4.07
“Registrar”	2.03
“Relevant Taxing Jurisdiction”	4.17
“Reserved Indebtedness Amount”	4.09
“Restricted Payments”	4.07
“Reversion Date”	4.16
“Second Commitment”	4.10
“Security Document Order”	13.09
“Successor Company”	5.01
“Successor Person”	5.01
“Suspended Covenants”	4.16
“Suspension Period”	4.16
“Tax Group”	4.07
“Tax Redemption Date”	3.10
“Treasury Capital Stock”	4.07
“Verification Covenant”	6.02

Section 1.03     Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act term used in this Indenture has the following meaning:

“obligor” on the Notes and the Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rules under the Trust Indenture Act have the meanings so assigned to them.

Section 1.04     Rules of Construction.

Unless the context otherwise requires:

(a)    a term has the meaning assigned to it;

(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)    “or” is not exclusive;

(d)    words in the singular include the plural, and in the plural include the singular;

(e)    “will” shall be interpreted to express a command;

(f)    provisions apply to successive events and transactions;

(g)    references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h)    unless the context otherwise requires, any reference to an “Article,” “Section,” “clause” or “Exhibit” refers to an Article, Section, clause or Exhibit, as the case may be, of this Indenture; and

(i)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause, other subdivision or Exhibit.

(j)     unless otherwise provided in this Indenture or in any Notes Document, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Notes Document or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) will be deemed to include electronic signatures and the keeping of records in electronic form, each of which will be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act, provided that, notwithstanding anything herein to the contrary, the Trustee and Notes Collateral Agent are not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or Notes Collateral Agent, as applicable, pursuant to reasonable procedures approved by the Trustee or Notes Collateral Agent, as the case may be.

Section 1.05    Acts of Holders.

(a)    Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee or Notes Collateral Agent, as applicable, and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and Notes Collateral Agent, if applicable, and the Issuer, if made in the manner provided in this Section 1.05.

(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee or Notes Collateral Agent, as applicable, deems sufficient.

(c)    The ownership of Notes shall be proved by the Note Register.

(d)    Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Notes Collateral Agent or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e)    The Issuer may, in the circumstances permitted by the Trust Indenture Act, set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f)    Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g)    Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h)    The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

ARTICLE 2

THE NOTES

Section 2.01     Form and Dating; Terms.

(a)    General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b)    Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)    [Reserved].

(d)    Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 hereof or a Change of Control Offer as provided in Section 4.14 hereof. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09 hereof; provided further that Additional Notes shall not be issued with the same CUSIP or ISIN, as applicable, as the Initial Notes unless such Additional Notes are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with no more than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

(e)    Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02     Execution and Authentication.

One Officer shall execute the Notes on behalf of the Issuer by manual, facsimile or other electronic signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon receipt of an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03     Registrar and Paying Agent.

The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04     Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05     Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuer shall otherwise comply with Trust Indenture Act Section 312(a).

Section 2.06     Transfer and Exchange.

(a)    Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days or (ii) there shall have occurred and be continuing a Default with respect to the Notes. Upon the occurrence of any of the preceding events in (i) or (ii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i) or (ii) above and pursuant to Section 2.06(b)(ii)(B) and 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subclauses (i) or (ii) below, as applicable, as well as one or more of the other following subclauses, as applicable:

(i)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Global Note prior to the receipt by the Registrar of the certificates in the form of Exhibit B. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A)    if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B)    if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv)    Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(b)(iv), if the Registrar or Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(iv).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clauses (i) or (ii) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)    if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)    if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)    if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)    if such beneficial interest is being transferred to the Issuer or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)    if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and upon receipt of an Authentication Order, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)    [Reserved].

(iii)    Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) hereof and if the Registrar receives the following:

(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar or Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv)    Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)    if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)    if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)    if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)    if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)    if such Restricted Definitive Note is being transferred to the Issuer or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)    if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii)    Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)    if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B)    if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(d)(ii), if the Registrar or Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the applicable conditions in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clauses (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)    if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)    if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C)    if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii)    Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A)    if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B)    if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(e)(ii), if the Registrar or Issuer so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)    [Reserved].

(g)    Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i)    Private Placement Legend.

(A)    Except as permitted by subclause (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER OR REGISTRAR SO REQUEST), OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

(B)    Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subclause (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)    Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii)    Regulation S Global Note Legend. The Regulation S Global Note shall bear a legend in substantially the following form:

“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

THE RIGHTS ATTACHING TO THIS REGULATION S GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(h)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)    General Provisions Relating to Transfers and Exchanges.

(i)    To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii)    No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).

(iii)    Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)    The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(vi)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, the Notes Collateral Agent, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, the Notes Collateral Agent, any Agent or the Issuer shall be affected by notice to the contrary.

(vii)    Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02 hereof, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii)    At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

(ix)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x)    Neither the Trustee nor the Notes Collateral Agent shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner, or other Person (other than the Depositary) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. The Trustee and Notes Collateral Agent may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants, and any beneficial owners.

(xi)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among the Depositary’s participants, members, or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.07     Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee to protect the Trustee and its agents and in the judgment of the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note, including the Trustee’s expenses.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08     Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09     Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.

Section 2.10     Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11     Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act) in accordance with its customary procedures. Certification of the cancellation of all cancelled Notes shall be delivered to the Issuer upon its written request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12     Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Issuer shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Issuer shall promptly notify the Trustee of such special record date and payment date. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall send or cause to be sent to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13     CUSIP Numbers.

The Issuer in issuing the Notes may use CUSIP numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall as promptly as practicable notify the Trustee of any change in the CUSIP numbers.

ARTICLE 3

REDEMPTION

Section 3.01     Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least five Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 3.03 hereof but not more than 60 days before a redemption date (except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture), an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

Section 3.02     Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, such Notes shall be selected for redemption or repurchase by the Trustee (1) if the applicable Notes are listed on an exchange, in compliance with the requirements of such exchange or in the case of Global Notes, in accordance with customary procedures of the Depositary or (2) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as most nearly approximates a pro rata basis subject to customary procedures of the Depositary. Such Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date from the outstanding Notes not previously called for redemption or purchase.

The Trustee, after consultation with DTC, shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in minimum amounts of $2,000 or whole multiples of $1,000 in excess thereof; no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

The Trustee shall not be responsible for any actions taken or not taken by DTC pursuant to their Applicable Procedures.

Section 3.03     Notice of Redemption.

Subject to Section 3.09 hereof, the Issuer shall deliver notices of purchase or redemption electronically or by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes to be redeemed (with a copy to the Trustee) at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11 hereof. Notices of redemption may be conditional.

The notice shall identify the Notes to be redeemed and shall state:

(a)    the redemption date;

(b)    the redemption price;

(c)    if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed shall be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(d)    the name and address of the Paying Agent;

(e)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)    that, unless the Issuer defaults in making such redemption payment, interest on such Notes called for redemption ceases to accrue on and after the redemption date;

(g)    the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h)    that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(i)    any condition to such redemption.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered written notice to the Trustee, at least 45 days prior to the redemption date (unless a shorter notice shall be agreed to by the Trustee) in the form of an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04     Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, unless such redemption is conditioned on the happening of a future event. The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. Subject to Section 3.05 hereof, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05     Deposit of Redemption or Purchase Price.

Prior to noon (Eastern time) on the redemption or purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes or portions thereof to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all of the Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of such Notes called for redemption or purchase, unless the Issuer defaults in payment of the redemption price. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06     Notes Redeemed or Purchased in Part.

Upon surrender of a Definitive Note that is redeemed or purchased in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07     Optional Redemption.

(a)    At any time prior to May 15, 2022, the Issuer may redeem all or a part of the Notes, upon such notice as described under Section 3.03 hereof, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b)    On and after May 15, 2022, the Issuer may redeem the Notes, in whole or in part, upon notice as described under Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in this Section 3.07(b), plus accrued and unpaid interest, if any, thereon to, but not including, the applicable Redemption Date, subject to the right of Holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on May 15 of each of the years indicated below:

Year	Percentage
2022	103.125%
2023	101.563%
2024 and thereafter	100.000%

(c)    Prior to May 15, 2022, the Issuer may, at its option, on one or more occasions redeem up to 40% of the original aggregate principal amount of the Notes issued under this Indenture (including the principal amount of any Additional Notes issued under this Indenture) at a redemption price equal to 106.250% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, to but not including, the applicable Redemption Date, subject to the right of Holders of the Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds received by the Issuer from one or more Equity Offerings; provided that (a) at least 50% of the sum of the aggregate principal amount of the Initial Notes and any Additional Notes (other than Initial Notes or Additional Notes held by the Issuer or any of its Affiliates) remains outstanding immediately after the occurrence of each such redemption and (b) each such redemption occurs within 120 days of the date of closing of each such Equity Offering.

(d)    Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, without limitation, the consummation of an incurrence or issuance of debt or equity or a Change of Control or other corporate transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

(e)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08     Mandatory Redemption.

The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09     Offers to Repurchase by Application of Excess Proceeds.

(a)    In the event that, pursuant to Section 4.10 hereof, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b)    The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Obligations with Pari Passu Lien Priority or, unless the Asset Sale is with respect to Collateral, Pari Passu Indebtedness (on a pro rata basis, if applicable), as applicable, or, if less than the Offer Amount has been tendered, all Notes, Obligations with Pari Passu Lien Priority and Pari Passu Indebtedness, as applicable, tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c)    If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d)    Upon the commencement of an Asset Sale Offer, the Issuer shall send electronically or by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders, holders of Obligations with Pari Passu Lien Priority and holders of Pari Passu Indebtedness, if applicable. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i)    that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii)    the Offer Amount, the purchase price and the Purchase Date;

(iii)    that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv)    that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(v)    that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum amounts of $2,000 or whole multiples of $1,000 in excess thereof only;

(vi)    that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii)    that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii)    that, if the aggregate principal amount of Notes, Obligations with Pari Passu Lien Priority or Pari Passu Indebtedness, as applicable, surrendered by the holders thereof exceeds the Offer Amount, the Trustee shall select the applicable Notes (while the Notes are in global form pursuant to the procedures of the Depositary) and the Issuer shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Obligations with Pari Passu Lien Priority or Pari Passu Indebtedness, as applicable, tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall remain outstanding after such purchase); and

(ix)    that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e)    On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f)    The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09 or Section 4.10 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof.

Section 3.10     Redemption of Notes for Tax Reasons

(a)    The Issuer may redeem the Notes in whole, but not in part, at any time upon giving not less than 30 days’ prior notice to the Holders of such Notes (which notice will be irrevocable), with a copy to the Trustee, at a redemption price equal to 100.0% of the principal amount thereof, together with accrued and unpaid interest, if any, to but not including the date fixed for redemption (a “Tax Redemption Date”) (subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant interest payment date) and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Issuer determines in good faith that, as a result of:

(i)    any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below); or

(ii)    any amendment to, or change in an official written application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice or revenue guidance)

(each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), a Payor (as defined below) is, or on the next interest payment date in respect of such Notes would be, required to pay Additional Amounts with respect to such Notes, and such obligation cannot be avoided by taking reasonable measures available to the Payor (including, for the avoidance of doubt, the appointment of a new paying agent where this would be reasonable, but not including assignment of the obligation to make payment with respect to such Notes). Such Change in Tax Law must (i) not have been publicly announced before the Issue Date and (ii) become effective on or after the Issue Date (or if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, such later date). The foregoing provisions shall apply

(a) to a Guarantor only after such time as such Guarantor is obligated to make at least one payment on such Notes and (b) mutatis mutandis to any successor Person, after such successor Person becomes a party hereto.

(b)    Notice of redemption for taxation reasons will be published in accordance with the procedures described in Section 3.03. Notwithstanding the foregoing, no such notice of redemption will be given earlier than 60 days prior to the earliest date on which the Payor would be obligated to make such payment of Additional Amounts. Prior to the publication or mailing of any notice of redemption of any Notes pursuant to the foregoing, the Issuer will deliver to the Trustee, (a) an Officer’s Certificate stating that they are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to their right so to redeem have been satisfied and (b) an opinion of an independent tax counsel qualified under the laws of the Relevant Taxing Jurisdiction to the effect that the Payor has been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept and shall be entitled to rely on such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.

ARTICLE 4

COVENANTS

Section 4.01     Payment of Notes.

The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary, holds as of noon (Eastern time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02     Maintenance of Office or Agency.

The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof; provided that no service of legal process on the Issuer or any Guarantor may be made at any office of the Trustee.

Section 4.03     Reports and Other Information.

(a)     The Issuer shall furnish to the Trustee:

(1)     within 90 days after the end of each fiscal year of the Issuer ending after the Issue Date, the consolidated financial statements of the Issuer for such year prepared in accordance with GAAP, together with a report thereon by the Issuer’s independent auditors, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements substantially similar to that which would be included in an Annual Report on Form 10-K (as in effect on the Issue Date, but only to the extent similar information is included in the Offering Memorandum) filed with the SEC by the Issuer (if the Issuer were required to prepare and file such form); it being understood that (x) the Issuer shall not be required to include any consolidating financial information with respect to the Issuer, any Guarantor or any other Affiliate of the Issuer, or any separate financial statements or information for the Issuer, any Guarantor or any other Affiliate of the Issuer (but shall provide information relating to guarantor/non-guarantor financial information consistent with the type of information provided in the Offering Memorandum) and (y) if applicable, the Issuer shall provide guarantor/non guarantor financial data consistent with the guarantor/non-guarantor financial data presented in the “Summary—The Offering” section of the Offering Memorandum;

(2)    within 45 days after the end of each of the first three fiscal quarters in each fiscal year of the Issuer, beginning with the first such fiscal quarter ending after the Issue Date, the condensed consolidated financial statements of the Issuer for such quarter prepared in accordance with GAAP, together with a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements substantially similar to that which would be included in a Quarterly Report on Form 10-Q (as in effect on the Issue Date) filed with the SEC by the Issuer (if the Issuer were required to prepare and file such form); it being understood that (x) the Issuer shall not be required to include any consolidating financial information with respect to the Issuer, any Guarantor or any other Affiliate of the Issuer, or any separate financial statements or information for the Issuer, any Guarantor or any other Affiliate of the Issuer (but shall provide information relating to guarantor/non-guarantor financial information consistent with the type of information provided in the Offering Memorandum) and (y) if applicable, the Issuer shall provide guarantor/non guarantor financial data consistent with the guarantor/non-guarantor financial data presented in the “Summary—The Offering” section of the Offering Memorandum; and

(3)     information substantially similar to the information that would be required to be included in a Current Report on Form 8-K (as in effect on the Issue Date) filed with the SEC by the Issuer (if the Issuer were required to prepare and file such form) pursuant to Sections 1, 2 and 4, Items 5.01, 5.02 (other than compensation information) and 5.03(b) of such form, within 15 days after the date of filing that would have been required for a current report on Form 8-K; provided, however, that no report shall be required to include (1) any exhibits or (2) a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between the Issuer (or any of its Subsidiaries) and any director, manager or executive officer of the Issuer (or any of its Subsidiaries).

In addition, to the extent not satisfied by the foregoing, for so long as the Notes remain subject to this Section 4.03(a), the Issuer shall furnish to Holders thereof and prospective investors in such Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) (as in effect on the Issue Date) of the Securities Act.

(b)    None of the reports referenced in clauses (1), (2) and (3) of Section 4.03(a) hereof shall be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 302 of Regulation S-K or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein) or Item 601 of Regulation S-K (with respect to exhibits), in each case, as in effect on the date of this Indenture.

(c)    The requirements set forth in Section 4.03(a) hereof may be satisfied by (i) delivering such information electronically to the Trustee and (ii) posting copies of such information on a website (which may be nonpublic and may be maintained by the Issuer or a third party) to which access shall be given to Holders and prospective purchasers of the Notes (which prospective purchasers shall be limited to QIBs or Non-U.S. Persons that certify their status as such to the reasonable satisfaction of the Issuer and who acknowledge the confidentiality of the information.

(d)    Notwithstanding the foregoing, at all times that the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer may satisfy the requirements of this Section 4.03 by filing with the SEC within the time periods specified in the SEC’s rules and regulations that are then applicable to the Issuer all the reports and information described in the preceding clauses of this Section 4.03, but without giving effect to any of the provisos contained in such clauses, and any other information, documents and other reports that the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, in each case in a manner that complies in all material respects with the requirements specified in the applicable forms promulgated by the SEC.

(e)     In the event that any direct or indirect parent company of the Issuer guarantees the Notes (which shall be permitted, subject to compliance with this Indenture, at any time, at the Issuer’s sole discretion) or files the reports specified in Section 4.03(a) with the SEC, this Indenture will permit the Issuer to satisfy its obligations in this Section 4.03 with respect to the financial information relating to the Issuer by furnishing financial information relating to such parent or filing with the SEC the information described in the immediately preceding clause in lieu of the Issuer; provided that the same is accompanied by consolidating information that explains in reasonable detail the material differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand. Such parent shall not be considered a Guarantor by virtue of providing such guarantee, which may be released at any time. The obligations under this Section 4.03 may be satisfied by having the applicable entity file reports containing the information contemplated hereby within the timeframes contemplated hereunder with the SEC.

(f)     At any time that any of the Issuer’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by this Section 4.03 shall include a reasonably detailed presentation, on or in any of (i) the face of the financial statements, (ii) the footnotes thereto or (iii) the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of the Issuer and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

(g)    Delivery of reports, information and documents to the Trustee hereunder is for informational purposes only and the information and the Trustee’s receipt of such information and documents pursuant to this Section 4.03 shall not constitute actual or constructive notice of any information contained therein, or determinable from information contained therein including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee shall have no duty to review or analyze any reports furnished or made available to it.

(h)    Notwithstanding anything herein to the contrary, the Issuer shall not be deemed to have failed to comply with any of its obligations hereunder for purposes of Section 6.01(a)(3) until 120 days after the date any report hereunder is due.

Section 4.04     Compliance Certificate.

(a)    The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b)    When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuer or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Issuer shall promptly (which shall be no more than 30 days upon becoming aware of any Default) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event, its status and what action the Issuer is taking or proposes to take with respect thereto. The Trustee shall not be deemed to have knowledge of any Defaults or Events of Default unless written notice of an event, which is in fact a Default, has been delivered to the Trustee at the Corporate Trust Office and such notice references the Notes and the Indenture and states that it is a “Notice of Default.”

Section 4.05     Taxes.

The Issuer shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06     Stay, Extension and Usury Laws.

The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07     Limitation on Restricted Payments.

(a)    The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I)    declare or pay any dividend or make any payment or distribution on account of the Issuer’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(A)    dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(B)    dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary that is a Restricted Subsidiary of the Issuer, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II)    purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent company of the Issuer, including in connection with any merger, amalgamation or consolidation;

(III)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(A)    Indebtedness permitted under clauses (7) and (8) of Section 4.09(b) hereof; or

(B)    prepayments, redemptions, repurchases, defeasances and other payments in respect of Subordinated Indebtedness of the Issuer or any Guarantor prior to their scheduled maturity purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition;

(IV)    make any Restricted Investment;

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)    no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)    immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under Section 4.09(a) hereof (the “Ratio Test”); and

(3)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Senior Unsecured Notes Issue Date (and including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to sub-clause (B) thereof), (6)(c), (9), (14) and (22)(b) of Section 4.07(b) hereof, but excluding all other Restricted Payments permitted by Section 4.07(b) hereof), is less than the sum of (without duplication):

(a)    50% of the Consolidated Net Income of the Issuer and its Restricted Subsidiaries for the period (taken as one accounting period) beginning from the first day of the quarter in which the Senior Unsecured Notes Issue Date occurred to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b)    100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Issuer after the Senior Unsecured Notes Issue Date from the issue or sale of Equity Interests of the Issuer (other than Excluded Equity), including such Equity Interests issued upon exercise of warrants or options; plus

(c)    100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value of assets (other than cash) after the Senior Unsecured Notes Issue Date (other than Excluded Equity); plus

(d) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, in each case, of the Issuer or any Restricted Subsidiary thereof issued after the Senior Unsecured Notes Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary or an employee stockownership plan or trust established by the Issuer or any Restricted Subsidiary (other than to the extent such employee stockownership plan or trust has been funded by the Issuer or any Restricted Subsidiary)) that, in each case, has been converted into or exchanged for Equity Interests of the Issuer or any direct or indirect parent of the Issuer (other than Excluded Equity); plus

(e)    100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value of marketable securities or other property received by the Issuer or a Restricted Subsidiary by means of:

(i)    the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries (other than by the Issuer or a Restricted Subsidiary) and repayments of loans or advances that constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case after the Senior Unsecured Notes Issue Date; or

(ii)    the sale or other disposition (other than to the Issuer or a Restricted Subsidiary or an employee stock plan or trust established by the Issuer or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Issuer or any Restricted Subsidiary)) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to Section 4.07(b)(7) or 4.07(b)(11) or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Senior Unsecured Notes Issue Date; plus

(f)    in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Senior Unsecured Notes Issue Date, the Fair Market Value of the Investment of the Issuer in such Unrestricted Subsidiary, as determined in good faith by a Responsible Officer of the Issuer at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to Section 4.07(b)(7) or 4.07(b)(11) or to the extent such Investment constituted a Permitted Investment; plus

(g)    $225.0 million.

(b)    The provisions of Section 4.07(a) hereof shall not prohibit:

(1)    the payment of any dividend or other distribution or the consummation of any redemption within 60 days after the date of declaration of such dividend or other distribution or giving of the redemption notice with respect to such redemption, as the case may be, if at the date of declaration or notice, the payment of such dividend or other distribution or in respect of such redemption, as the case may be, would have complied with the provisions of this Indenture;

(2)    (A) the redemption, repurchase, defeasance, retirement or other acquisition of any (i) Equity Interests (“Treasury Capital Stock”) of the Issuer or any Restricted Subsidiary or Subordinated Indebtedness of the Issuer or any Guarantor or (ii) Equity Interests of any direct or indirect parent company of the Issuer, in the case of each of clause (i) and (ii), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Issuer or a Restricted Subsidiary) of, Equity Interests of

the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the capital of the Issuer or any Restricted Subsidiary (in each case, other than any Excluded Equity) (“Refunding Capital Stock”), (B) the declaration and payment of accrued dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Issuer or a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Issuer or any of its Restricted Subsidiaries) of the Refunding Capital Stock and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 4.07(b) and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of the Issuer or any direct or indirect parent company of the Issuer) in an aggregate amount no greater than the Unpaid Amount;

(3)    the defeasance, redemption, repurchase, exchange or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the incurrence of Refinancing Indebtedness thereof;

(4)    Restricted Payments to the Issuer or direct or indirect parent companies of the Issuer, the proceeds of which are, or will be, promptly used to redeem, acquire, retire, repurchase or settle its Equity Interests (or any options, warrants, restricted stock or stock appreciation rights or similar securities issued with respect to any such Equity Interests) (in each case, other than Disqualified Stock) or Indebtedness or to service Indebtedness incurred by direct or indirect parent companies of the Issuer to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interest or Indebtedness (or make Restricted Payments to allow any of the Issuer’s direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Interests or their Indebtedness or to service Indebtedness incurred by direct or indirect parent companies of the Issuer to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interests or Indebtedness or to service Indebtedness incurred to finance the redemption, retirement, acquisition or repurchase of such Equity Interests or Indebtedness), in each case held directly or indirectly by current or former officers, managers, consultants, members of the board of directors, employees or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of direct or indirect parent companies of the Issuer, the Issuer and its Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement in an aggregate amount after the Issue Date not to exceed $25.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $50.0 million in the aggregate in any calendar year), in each case, without giving effect to the following proviso; provided that such amount in any calendar year may be increased by an amount not to exceed:

(a)    the cash proceeds received by the Issuer from issuance or the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer’s direct or indirect parent companies, in each case to any future, present or former employees, directors, officers, managers, distributors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any direct or indirect parent company of the Issuer or any of the Issuer’s Subsidiaries after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.07(a)(3); plus

(b)    the cash proceeds of key man life insurance policies received by the Issuer (or by direct or indirect parent companies of the Issuer and contributed to the Issuer) or the Restricted Subsidiaries after the Issue Date; plus

(c)     the amount of any bona fide cash bonuses otherwise payable to members of the board of directors, consultants, officers, employees, managers or independent contractors of direct or indirect parent companies of the Issuer, the Issuer or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests, the Fair Market Value of which is equal to or less than the amount of such cash bonuses; less

(d)    the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a), (b) and (c) of this clause (4);

provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from members of the board of directors, consultants, officers, employees, managers or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of direct or indirect parent companies of the Issuer, the Issuer or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Issuer or any direct or indirect parent companies of the Issuer shall not be deemed to constitute a Restricted Payment for purposes of this Indenture;

(5)    the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary, in each case issued or incurred in accordance with Section 4.09 hereof to the extent such dividends are included in the definition of “Fixed Charges;”

(6)    (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Issue Date; or

(b)    the declaration and payment of dividends to any direct or indirect parent company of the Issuer, the proceeds of which shall be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Issue Date;

provided, however, in the case of each of subclauses (a) and (b) of this clause (6), (A) that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer could incur at least $1.00 of additional indebtedness pursuant to the Ratio Test and (B) that the amount of dividends paid pursuant to this clause (6) shall not exceed the net cash proceeds actually received by the Issuer from the sale of such Designated Preferred Stock;

(7)    Restricted Payments by any Restricted Subsidiary to the Issuer or direct or indirect parent companies of the Issuer to the extent the proceeds of such Restricted Payments are contributed or loaned or advanced to another Restricted Subsidiary, it being understood that, to the extent any such loan or advance was made by a direct or indirect parent company of the Issuer to any Restricted Subsidiary, the repayment of such loan or advance shall constitute a Restricted Payment;

(8)    the declaration and payment of dividends or the payment of other distributions by the Issuer or a Restricted Subsidiary to, or the making of loans or advances to, any of their respective direct or indirect parent companies to allow payments by the Issuer or any direct or indirect parent company of the Issuer in respect of withholding or similar taxes payable in connection with any grant or vesting of an Equity Interest to or by, or repurchase, or dividend or other distribution to facilitate a repurchase, of an Equity Interest from, any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates, Immediate Family Members or permitted transferees), or in connection with any repurchases of Equity Interests in consideration of such payments, including deemed repurchases in connection with the exercise of stock options, warrants or other incentive interests and the vesting of restricted stock and restricted stock units or any deemed repurchases of Equity Interests representing a portion of the exercise price of such options or warrants or other incentive interest;

(9)    [Reserved];

(10)    Restricted Payments that are made with Excluded Contributions;

(11)    provided that, at the time of and after giving effect to, no Event of Defaults shall have occurred and be continuing or would occur as a consequence thereof, other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed the greater of (x) $100.0 million and (y) 3.50% of Consolidated Total Assets at the time made;

(12)    distributions or payments of Receivables Fees;

(13)    Restricted Payments made as part of or to consummate the Transactions;

(14)    the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under Section 4.10 and Section 4.14 hereof; provided that all Notes validly tendered by Holders in connection with such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(15)    the declaration and payment of dividends or the payment of other distributions by the Issuer or a Restricted Subsidiary to, or the making of loans or advances to, any of their respective direct or indirect parent companies in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a)    franchise, excise and similar taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b)    with respect to any taxable period in which the Issuer and/or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar income tax group (a “Tax Group”) of which such direct or indirect parent company of the Issuer is the common parent, foreign, federal, state and local income taxes that are attributable to the Issuer and/or its Subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of such taxes that the Issuer and its Subsidiaries would have been required to pay if they were a stand-alone Tax Group with the Issuer as the corporate common parent of such stand-alone Tax Group (reduced by any such taxes paid directly by the Issuer or any Subsidiary);

(c)    customary salary, bonus and other benefits payable to employees, directors, officers and managers of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(d)    general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(e)    fees and expenses other than those payable to Affiliates of the Issuer related to any equity or debt offering of such parent entity (whether or not successful);

(f)     reasonable and customary indemnification claims made by members of the board of directors or officers, employees, directors, managers, consultants or independent contractors of such parent entity attributable to the ownership or operations of the Issuer and its Restricted Subsidiaries;

(g)     fees and expenses otherwise permitted to be paid by the Issuer and any Restricted Subsidiaries hereunder;

(h)     [Reserved]; and

(i)     to finance any Investment that, if made by the Issuer, would be permitted by this Indenture; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to clause (16) of the definition of “Permitted Investments”) to be contributed to the Issuer or its Restricted Subsidiaries or (2) the Person formed or acquired to merge into or amalgamate or consolidate with the Issuer or any of the Restricted Subsidiaries to the extent such merger, amalgamation or consolidation is permitted under Section 5.01 in order to consummate such acquisition or Investment (any such property or assets so contributed, merged or amalgamated shall be disregarded for purposes of determining any amount calculated under this Indenture with respect to contributions to the capital of the Issuer or any of its Restricted Subsidiaries);

(16)    [Reserved];

(17)    the distribution, by dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to, the Issuer or any Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(18)     provided that, at the time of and after giving effect to, no Event of Defaults shall have occurred and be continuing or would occur as a consequence thereof, any Restricted Payment; provided that on a pro forma basis after giving effect to such Restricted Payment, the Consolidated Total Net Debt Ratio would be equal to or less than 3.50 to 1.00;

(19)     [Reserved];

(20)     payments to the Issuer or direct and indirect parent companies of the Issuer to permit such Person to (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Investment permitted under this Indenture and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(21)     payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under Section 5.01; and

(22)     (a) the conversion of any Subordinated Indebtedness to Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies, and (b) any payment that is intended to prevent any Subordinated Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(c)    For purposes of determining compliance with this Section 4.07, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (1) through (22) of Section 4.07(b) hereof or is entitled to be made pursuant to Section 4.07(a) hereof and/or one or more of the clauses contained in the definition of “Permitted Investments,” the Issuer shall be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) between such clauses (1) through (22) of Section 4.07(b) hereof and Section 4.07(a) hereof and/or one or more of the clauses contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this Section 4.07.

(d)    The Issuer shall not permit (i) any Unrestricted Subsidiary to become a Restricted Subsidiary, or (ii) any Restricted Subsidiary to become an Unrestricted Subsidiary, in each case except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation shall be permitted only if a Restricted Payment and/or Permitted Investment in such amount would be permitted at such time, whether pursuant to Section 4.07(a) hereof or under clause (10), (11), (17) or (18) of Section 4.07(b) hereof, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Indenture.

Section 4.08     Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)    The Issuer shall not, and shall not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)    (A) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B)     pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries that is a Guarantor;

(2)    make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3)    sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries that is a Guarantor.

(b)    The restrictions contained in Section 4.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(1)     contractual encumbrances or restrictions in effect on the Issue Date;

(2)     contractual encumbrances or restrictions included in the Corporate Credit Facilities and the related documentation and related Hedging Obligations;

(3)     (i) this Indenture, the Notes, the Notes Collateral Documents, any related intercreditor agreements and the guarantees thereof and (ii) the Senior Unsecured Notes, the related indenture and the guarantees thereof;

(4)     purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in Section 4.08(a)(3) hereof on the property so acquired;

(5)     applicable law or any applicable rule, regulation or order;

(6)     any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Issuer or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction or condition set forth in such agreement is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets assumed;

(7)     customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(8)     Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 hereof and Section 4.12 hereof that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(9)     restrictions on cash (or Cash Equivalents) or other deposits or restrictions on net worth imposed by customers, in each case, under contracts entered into in the ordinary course of business;

(10)     other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to the provisions of Section 4.09 hereof; provided that (i) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal payments on the Notes (as determined by the Issuer or a direct or indirect parent of the Issuer in good faith) or (ii) such encumbrances and restrictions contained in any agreement or instrument taken as a whole are not materially less favorable to the Holders than the encumbrances and restrictions contained in this Indenture or the Corporate Credit Facilities (as determined by the Issuer in good faith);

(11)     customary provisions in joint venture agreements or arrangements and other similar agreements relating to such joint venture;

(12)     customary provisions contained in leases, sub-leases, licenses, sub-licenses, asset sale agreements or similar agreements, including with respect to intellectual property and other agreements, in each case, (i) entered into in the ordinary course of business or (ii) otherwise permitted under this Indenture so long as such restrictions relate only to the assets subject thereto;

(13)     restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Receivables Facility;

(14)     restrictions on cash (or Cash Equivalents) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Liens);

(15)     customary provisions restricting subletting or assignment of any lease governing a leasehold interest of direct or indirect parent companies of the Issuer, the Issuer or any Restricted Subsidiary;

(16)     customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Issuer has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Issuer and its Subsidiaries to meet their ongoing obligations;

(17)     restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; and

(18)     any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.08(a) hereof imposed by any amendments, extensions, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (17) of this Section 4.08(b); provided that such encumbrances and restrictions contained in any such amendments, extensions, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 4.09     Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)    The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer’s most recently ended four fiscal quarters for which consolidated internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, however, that, on a pro forma basis, together with any amounts incurred or issued, as applicable, and outstanding by Restricted Subsidiaries that are not Guarantors pursuant to clauses (12)(b) and (14) of Section 4.09(b), no more than the greater of (x) 5.0% of Consolidated Total Assets and (y) $175.0 million of Indebtedness, Disqualified Stock or Preferred Stock at any one time outstanding and incurred pursuant to this Section 4.09(a) shall be incurred or issued, as applicable, by Restricted Subsidiaries that are not Guarantors.

(b)    The provisions of Section 4.09(a) hereof shall not apply to:

(1)     (a) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries in an aggregate principal amount of all Indebtedness incurred under this clause (1)(a) and outstanding at any one time not to exceed the greater of (i) $400.0 million and (ii) the Borrowing Base as of the date of incurrence;

(b) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided that, immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1)(b) and outstanding at any one time does not exceed $650.0 million; and

(c) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) if the Consolidated Secured Net Debt Ratio does not exceed 3.50 to 1.00 as of the date on which such additional Indebtedness is incurred, determined on a pro forma basis; provided that for the purposes of determining the amount that may be incurred under this clause (1)(c), all Indebtedness incurred under this clause (1)(c) shall be deemed to be included in the numerator when calculating such Consolidated Secured Net Debt Ratio;

provided that any Refinancing Credit Facility in respect of any such Credit Facility incurred under this clause (1) in an amount not to exceed the amount of such Credit Facility incurred under this clause (1), as the case may be, may be incurred under this clause (1), as the case may be, even if such incurrence is not otherwise permitted by this clause (1) at such time of incurrence of such Refinancing Credit Facility (and any new Refinancing Credit Facility in respect of any earlier Refinancing Credit Facility incurred under this proviso in an amount not to exceed the amount of such earlier Refinancing Credit Facility may also be incurred under this clause (1) even if such incurrence is not otherwise permitted by this clause (1) at the time of incurrence of such new Refinancing Credit Facility);

(2)    (a) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes issued on the Issue Date (not including Additional Notes) and the Guarantees thereof, as applicable, and (b) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Senior Unsecured Notes in existence on the Issue Date and the Guarantees thereof, as applicable;

(3)     Indebtedness and Disqualified Stock of the Issuer and its Restricted Subsidiaries and Preferred Stock of the Issuer’s Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2) of this Section 4.09(b));

(4)    Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal), equipment or other assets that, in each case, are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any refinancing Indebtedness in respect thereof, so long as such Indebtedness, Disqualified Stock or Preferred Stock exists at the date of such purchase, lease or improvement or is created within 270 days thereafter; provided that, at the time of any such incurrence of Indebtedness, Disqualified Stock or Preferred Stock (and after giving pro forma effect thereto), the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (4), when aggregated with the outstanding amount of refinancing Indebtedness in respect of Indebtedness initially incurred in reliance on this clause (4), does not exceed the greater of (x) 4.25% of Consolidated Total Assets and (y) $125.0 million at any one time outstanding;

(5)     Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance;

(6)    Indebtedness consisting of obligations under deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earn-outs, incentive non-competes and other contingent obligations) or other similar arrangements incurred or assumed in connection with any acquisition or other investment or any disposition, in each case, not prohibited hereunder;

(7)     Indebtedness of the Issuer owing to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes (but only to the extent permitted by applicable law and not giving rise to adverse tax consequences); provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8)     Indebtedness of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor (but only to the extent permitted by applicable law and not giving rise to adverse tax consequences); provided, further, that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9)     shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10)    Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;

(11)     obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds, performance and completion guarantees, statutory, export or import indemnities, customs and completion guarantees (not for borrowed money) and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business and consistent with past practice;

(12)     (a) Contribution Indebtedness and (b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b) and the outstanding amount of Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary which serves to refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under this clause (12)(b) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, does not, at the time of any such incurrence of Indebtedness (and after giving pro forma effect thereto), exceed the greater of (x) 8.5% of Consolidated Total Assets and (y) $250.0 million; provided, however, that, on a pro forma basis, together with any amounts incurred or issued, as applicable, and outstanding by Restricted Subsidiaries that are not Guarantors pursuant to the second proviso of Section 4.09(a) hereof and clause (14) of this Section 4.09(b), no more than the greater of (x) 5.0% of Consolidated Total Assets and (y) $175.0 million of Indebtedness, Disqualified Stock or Preferred Stock at any one time outstanding and incurred or issued, as applicable, pursuant to this clause (12)(b) shall be incurred by Restricted Subsidiaries that are not Guarantors (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of Section 4.09(a) hereof from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) hereof without reliance on this clause (12)(b));

(13)     the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness or issuance by the Issuer or any Restricted Subsidiary, of the Issuer of Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary which serves to refund, refinance, replace, renew, extend or defease (collectively, “refinance” and “refinances,” with “refinanced” and “refinancing” having a correlative meaning) any Indebtedness, incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 4.09(a) hereof and clauses (2), (3) and (12)(a) of this Section 4.09(b), this clause (13) and clause (14) of this Section 4.09(b) or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (subject to the following proviso, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased,

(B)    in the case of any revolving Indebtedness, has a Stated Maturity that is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired;

(C) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(D) shall not include:

(i)     Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii)     Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii)     Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(14)     Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred or issued to finance any investment or acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that after giving effect to such acquisition, investment, merger, amalgamation or consolidation either:

(a)     the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Ratio Test, or

(b)     the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries would be equal to or greater than it was immediately prior to such acquisition, investment or merger;

provided, however, that, on a pro forma basis, together with any amounts incurred or issued, as applicable, and outstanding by Restricted Subsidiaries that are not Guarantors pursuant to the second proviso to Section 4.09(a) and Section 4.09(b)(12)(b), no more than the greater of (x) 5.0% of Consolidated Total Assets and (y) $175.0 million of Indebtedness, Disqualified Stock or Preferred Stock at any one time outstanding and incurred or issued, as applicable, pursuant to this clause (14) shall be incurred by Restricted Subsidiaries that are not Guarantors;

(15)    [Reserved];

(16)     Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to Credit Facilities, so long as such letter of credit has not been terminated, in a principal amount not in excess of the stated amount of such letter of credit;

(17)     (a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with Section 4.15 hereof;

(18)    [Reserved];

(19)    [Reserved];

(20)     Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(21)    Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in Section 4.07(b) hereof.

(22)    Indebtedness of any Restricted Subsidiary that is not a Guarantor; provided that, at the time of any such incurrence of Indebtedness (and after giving pro forma effect thereto), the aggregate amount of Indebtedness incurred under this clause (22), when aggregated with the outstanding amount of Indebtedness of any Restricted Subsidiary that is not a Guarantor which serves to refinance any Indebtedness incurred as permitted under this clause (22) or any Indebtedness issued to so refund or refinance such Indebtedness, does not exceed the greater of (x) 5.0% of Consolidated Total Assets and (y) $175.0 million in the aggregate (it being understood that any Indebtedness incurred pursuant to this clause (22) shall cease to be deemed incurred or outstanding for purposes of this clause (22) but shall be deemed incurred for the purposes of Section 4.09(a) from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness under Section 4.09(a) without reliance on this clause (22));

(23)     Indebtedness representing deferred compensation or stock-based compensation owed to employees of direct or indirect parent companies of the Issuer, the Issuer or the Restricted Subsidiaries incurred in the ordinary course of business and consistent with past practice;

(24)     Settlement Indebtedness and Indebtedness in respect of Cash Management Obligations, Bank Products provided by banks or other financial institutions to the Issuer and its Restricted Subsidiaries in the ordinary course of business and other Indebtedness in respect of netting services, automated clearinghouse arrangements, overdraft protections and similar arrangements, in each case, in connection with deposit accounts or from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(25)      customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(26)      Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis; and

(27)     all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (26).

(c)    For purposes of determining compliance with this Section 4.09:

(1)    in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (27) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Issuer, in its sole discretion, shall classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or in Section 4.09(a); provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date shall be treated as incurred on the Issue Date under clause (1) of Section 4.09(b) hereof;

(2)    at the time of incurrence or reclassification, the Issuer shall be entitled to divide and classify or reclassify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 4.09(a) and 4.09(b) hereof;

(3)    in the event that the Issuer or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility incurred under clause (1) of Section 4.09(b), the Fixed Charge Coverage Ratio, the Consolidated Secured Net Debt Ratio or the Consolidated Total Net Debt Ratio, as applicable, for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) shall be determined on the date of such revolving credit facility or on the date of such increase in commitments (assuming that the full amount thereof has been borrowed as of such date), and, if such Fixed Charge Coverage Ratio, Consolidated Secured Net Debt Ratio or the Consolidated Total Net Debt Ratio, as applicable, test is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) shall be permitted under this Section 4.09 irrespective of the Fixed Charge Coverage Ratio, Consolidated Secured Net Debt Ratio or the Consolidated

Total Net Debt Ratio, as applicable, at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) (the committed amount permitted to be borrowed or reborrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this clause shall be the “Reserved Indebtedness Amount” as of such date for purposes of the Fixed Charge Coverage Ratio, Consolidated Secured Net Debt Ratio or the Consolidated Total Net Debt Ratio, as applicable);

(4)    in the event that the Issuer or a Restricted Subsidiary (x) incurs Indebtedness to finance an acquisition or (y) assumes Indebtedness of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture, the date of determination of the Fixed Charge Coverage Ratio, the Consolidated Secured Net Debt Ratio or the Consolidated Total Net Debt Ratio, as applicable, shall, at the option of the Issuer, be the date that a definitive agreement for such acquisition is entered into and the Fixed Charge Coverage Ratio, the Consolidated Secured Net Debt Ratio or the Consolidated Total Net Debt Ratio, as applicable, shall be calculated giving pro forma effect to such acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) consistent with the definition of the Fixed Charge Coverage Ratio, the Consolidated Secured Net Debt Ratio or the Consolidated Total Net Debt Ratio, as applicable, and, for the avoidance of doubt, (A) if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in the Consolidated EBITDA of the Issuer or the target company) at or prior to the consummation of the relevant acquisition, such ratios shall not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether such acquisition and any related transactions are permitted hereunder and (B) such ratios shall not be tested at the time of consummation of such acquisition or related transactions; provided, further, that if the Issuer elects to have such determinations occur at the time of entry into such definitive agreement, (i) any such transaction shall be deemed to have occurred on the date the definitive agreement is entered into and to be outstanding thereafter for purposes of calculating any ratios under this Indenture after the date of such agreement and before the earlier of the date of consummation of such acquisition or the date such agreement is terminated or expires without consummation of such acquisition and (ii) to the extent any covenant baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such acquisition) shall not reflect such acquisition until it has been consummated;

(5)    accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class shall not be deemed to be an incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09;

(6)    for purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(7)    the principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing;

(8)    in the case of any refinancing of any Indebtedness permitted under clauses (1), (4), (12)(b) and (22) of Section 4.09(b) hereof or any portion thereof, the amount of Indebtedness being incurred to finance the aggregate amount of premiums (including reasonable tender premiums), defeasance costs and fees in connection with such refinancing shall not be deemed to be an incurrence or issuance of Indebtedness for purposes of this Section 4.09;

(9)    notwithstanding anything in this Section 4.09 to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on clauses (12)(b) or (22) of Section 4.09(b) hereof, measured by reference to a percentage of Consolidated Total Assets at the time of Incurrence, and such refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the percentage of Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus premiums (including reasonable tender premiums), defeasance, costs and fees in connection with such refinancing; and

(10)    pursuant to this Indenture (x) unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured and (y) Senior Indebtedness shall not be treated as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

(d)    The Issuer shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

Notwithstanding the foregoing, the amount of Indebtedness, Disqualified Stock and Preferred Stock incurred by Restricted Subsidiaries that are not Guarantors pursuant to the second proviso of Section 4.09(a) hereof and clauses (12)(b) and (14) of Section 4.09(b) hereof shall not exceed the greater of (x) 5.0% of Consolidated Total Assets and (y) $175.0 million in the aggregate at any one time outstanding.

Section 4.10     Asset Sales.

(a)    The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, consummate, directly or indirectly, an Asset Sale, unless:

(1)     the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (at the time of contractually agreeing to such Asset Sale) of the Equity Interests issued or the assets sold or otherwise disposed of; and

(2)     except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(A) any liabilities (as reflected on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto for which internal financial statements are available immediately preceding such date, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Issuer or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes or that are owed to the Issuer or a Restricted Subsidiary that (x) are assumed by the transferee of any such assets or (y) are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Issuer or its Restricted Subsidiaries) and, in each case, for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(B) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale, and

(C)    any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $125.0 million and (y) 4.25% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each such item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

(b)    Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1)     to permanently reduce:

(A) to the extent such Net Proceeds are from an Asset Sale of Collateral, Obligations with Pari Passu Lien Priority (including the Term Loan Facility) or any Refinancing Indebtedness in respect thereof (to the extent such Refinancing Indebtedness constitutes Indebtedness with Pari Passu Lien Priority), and, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto, provided that, to the extent either Issuer or any Restricted Subsidiary will so repay any such Indebtedness (other than the Notes), the Issuer shall reduce Obligations under the Notes on a pro rata basis by, at its option, (i) redeeming Notes as provided under Section 3.07 hereof, (ii) through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or (iii) by making an offer (in accordance with the procedures set forth in Section 3.09 hereof for an Asset Sale Offer) to all Holders to purchase their Notes at a purchase price equal to or higher than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the principal amount of the Notes to be repurchased to the date of repurchase;

(B) to the extent such Net Proceeds are from an Asset Sale of ABL Collateral, to repay the ABL Facility;

(C) to the extent such Net Proceeds resulted from an Asset Sale not consisting of Collateral, (i) obligations under Senior Indebtedness that are secured by a Lien (including the Notes), which Lien is permitted by this Indenture, and, in the case of revolving commitments, to correspondingly reduce commitments with respect thereto; (ii) obligations under other Senior Indebtedness of the Issuer and the Guarantors (and, in the case of revolving commitments, to correspondingly reduce commitments with respect thereto), provided that, to the extent the Issuer or such Restricted Subsidiary reduces Obligations under such Senior Indebtedness (other than the Notes), the Issuer shall equally and ratably reduce Obligations under the Notes as provided under Section 3.07 hereof through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth in Section 3.09 hereof for an Asset Sale Offer) to all Holders to purchase their Notes at a purchase price equal to 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the principal amount of the Notes so redeemed or purchased; or (iii) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary (and, as applicable, to correspondingly reduce commitments with respect thereto);

(2)     to make:

(A)     an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock that results in the Issuer or any Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary or increases the Issuer’s direct or indirect percentage ownership of the Capital Stock of a Restricted Subsidiary;

(B)     capital expenditures; or

(C)     acquisitions of other assets (other than working capital assets), in each of (A), (B) and (C), used or useful in a Similar Business;

provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds shall be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds on the date of such cancellation or termination.

(c)    Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding clause shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, the Issuer shall make an offer to all Holders of the Notes and, at the option of the Issuer, to the holders of Obligations with Pari Passu Lien Priority or, unless the Asset Sale is with respect to Collateral, Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Obligations with Pari Passu Lien Priority or Pari Passu Indebtedness, as applicable, that is in an amount equal to at least $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or in the event such other Indebtedness was issued with original issue discount, 100.0% of the accreted value thereof), plus accrued and unpaid interest, if any (or such lesser price with respect to such Obligations with Pari Passu Lien Priority or Pari Passu Indebtedness, if any, as may be provided by the terms of such other Indebtedness), to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing such Obligations with Pari Passu Lien Priority or Pari Passu Indebtedness, as applicable. The Issuer shall commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $100.0 million by delivering the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuer may, at its option, satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to Excess Proceeds of $100.0 million or less.

(d)    To the extent that the aggregate principal amount of Notes and such Obligations with Pari Passu Lien Priority or Pari Passu Indebtedness, as applicable, tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture. If the aggregate principal amount of Notes or the Obligations with Pari Passu Lien Priority or Pari Passu Indebtedness, as applicable, surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the applicable Notes (while the Notes are in global form pursuant to the procedures of DTC) and the Issuer shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Obligations with Pari Passu Lien Priority or Pari Passu Indebtedness, as applicable, tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero. Additionally, the Issuer may, at its option, make an Asset Sale Offer using proceeds from any Asset Sale at any time after consummation of such Asset Sale; provided that such Asset Sale Offer shall be in an aggregate amount of not less than $30.0 million. Upon consummation of such Asset Sale Offer, any Net Proceeds not required to be used to purchase Notes shall not be deemed Excess Proceeds.

(e)    Pending the final application of any Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise use such Net Proceeds in any manner not prohibited by this Indenture.

(f)    The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is sent in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(g)    The provisions hereunder relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Section 4.11     Transactions with Affiliates.

(a)    The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25.0 million, unless:

(1)    such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2)    the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $75.0 million, a resolution adopted in good faith by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with Section 4.11(a)(1).

(b)    The provisions of Section 4.11(a) hereof shall not apply to the following:

(1)     transactions between or among the Issuer, any Restricted Subsidiary and/or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2)     Restricted Payments permitted by Section 4.07 hereof and the definition of “Permitted Investments;”

(3)    [Reserved];

(4)     the payment of reasonable and customary fees, reasonable out-of-pocket costs and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, members of the board of directors, current or former employees, directors, officers, managers, distributors or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5)    transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6)     any agreement or arrangement as in effect as of the Issue Date, or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date as determined by the Issuer in good faith);

(7)     the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such existing agreement together with all amendments thereto are not otherwise disadvantageous in any material respect to the Holders when taken as a whole;

(8)     transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Issuer and the Restricted Subsidiaries, in the reasonable determination of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9)     the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant (or their respective estates, investment funds, investment vehicles, spouses or former spouses) of the Issuer, any of its direct or indirect parent companies or any of its Subsidiaries and issuances of Equity Interests of the Issuer to the extent otherwise permitted under this Indenture;

(10)     sales of accounts receivable, or participations therein, Receivables Assets or related assets in connection with any Receivables Facility;

(11)     payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, (including, without limitation, in connection with acquisitions, divestitures or financing) which payments are approved by a majority of the board of directors of the Issuer in good faith or a majority of the disinterested members of the board of directors of the Issuer in good faith;

(12)     payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Issuer and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the board of directors of the Issuer in good faith;

(13)     investments by any of the Investors in securities of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Investors in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities; provided, that no Affiliate of the Issuer or any of its Subsidiaries (other than the Issuer or a Restricted Subsidiary) shall have a beneficial interest or otherwise participate in such Person;

(14)     transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Issuer solely because the Issuer owns, directly or indirectly through an Unrestricted Subsidiary, an Equity Interest in or controls such Person;

(15)     the Transactions, the offering of Notes and payments made in connection with the Transactions (including the offering of Notes), including the payment of fees and expenses;

(16)      employment and severance arrangements between the Issuer and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to clause (16) of the definition of Permitted Investments);

(17)     transactions with affiliated captive insurers and insurance agencies in the ordinary course of business consistent with past practice;

(18)     payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(19)     any lease or sublease entered into between the Issuer or any Restricted Subsidiary, as lessee or sublessee and any Affiliate of the Issuer, as lessor or sublessor, which is approved by a majority of the disinterested members of the board of directors of the Issuer in good faith;

(20)     intellectual property licenses or sublicenses (including the provision of software under an open source license) in the ordinary course of business;

(21)     any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Equity Interests in any Restricted Subsidiary permitted under Section 4.10 or entered into with any Business Successor, in each case, that the Issuer determines in good faith is either fair to the Issuer or otherwise on customary terms for such type of arrangements in connection with similar transactions; and

(22)    transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Issuer or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally.

Section 4.12     Liens.

The Issuer shall not, and shall not permit any Guarantor to, directly or indirectly, create, incur, assume or permit to exist any Lien (except Permitted Liens) (each, an “Initial Lien”) that secures Obligations under any Indebtedness or any related Guarantee, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)     in the case of Initial Liens on any Collateral, (i) such Initial Lien expressly has Junior Lien Priority on the Collateral relative to the Notes and related Guarantees or (ii) such Lien is a Permitted Lien; or

(2)     in the case of any Initial Lien on any asset or property that is not Collateral, (i) the Notes or the Guarantees are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien securing any Subordinated Indebtedness) the Obligations secured by such Initial Lien until such time as such Obligations are no longer secured by such Initial Lien or (ii) such Initial Lien is a Permitted Lien.

Any Lien created for the benefit of Holders of the Notes on any property or assets pursuant to this Section 4.12 shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens on such property or assets described in clauses (1) and (2) above (excluding, for the avoidance of doubt, any Lien created for the benefit of Holders of the Notes as a result of such Lien securing obligations under the Corporate Credit Facilities).

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.13     Corporate Existence.

Subject to Article 5 hereof, the Issuer and Parent shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of Parent, the Issuer and its Restricted Subsidiaries; provided that neither Parent nor the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Issuer or Parent in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of Parent or the Issuer and its Restricted Subsidiaries, taken as a whole.

Section 4.14     Offer to Repurchase Upon Change of Control.

(a)    If a Change of Control Triggering Event occurs, each Holder will have the right to require the Issuer to purchase all or any part of such Holder’s Notes at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of purchase, subject to the right of Holders of the Notes of record on the relevant Record Date receive interest due on the relevant interest payment date, except to the extent the Issuer has previously elected to redeem the Notes pursuant to Section 3.07 of this Indenture. Within 30 days following any Change of Control Triggering Event, the Issuer shall send notice (the “Change of Control Offer”) by electronic delivery in accordance with the procedures of DTC or first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, with the following information:

(1)    that a Change of Control Triggering Event has occurred or, if the Change of Control Offer is being made in advance of a Change of Control Triggering Event, that a Change of Control Triggering Event is expected to occur, and that such Holder has, or upon such occurrence will have, the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase (subject to the right of holders of record on a Record Date to receive interest on the relevant interest payment date falling prior to or on the purchase date);

(2) the transaction or transactions that constitute, or are expected to constitute, such Change of Control Triggering Event;

(3)    the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(4)    that any Note not properly tendered shall remain outstanding and continue to accrue interest;

(5)    that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(6)    that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(7)    that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the expiration date of the Change of Control Offer, a facsimile transmission, electronic transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(8)    that Holders whose Notes are being purchased only in part shall be issued new Notes and such new Notes shall be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess thereof;

(9)    if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(10)    the other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue thereof.

(a)    On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law,

(1)     accept for payment all Notes issued by it or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer,

(2)     deposit with the paying agent with respect to the Notes an amount equal to the aggregate Change of Control Payment in respect of all applicable Notes or portions thereof so tendered, and

(3)     deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such applicable Notes or portions thereof have been tendered to and purchased by the Issuer.

(b)    The Issuer shall not be required to make a Change of Control Offer in respect of the Notes following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 applicable to a Change of Control Offer made by the Issuer and purchases all applicable Notes validly tendered and not withdrawn under such Change of Control Offer. Additionally, the Issuer will not be required to make a Change of Control Offer if the Issuer had previously issued a notice of a full redemption pursuant to Section 3.07 hereof. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(c)    At any time, the Issuer or a third party will have the right to redeem the Notes at 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant interest payment date falling prior to or on the purchase date) following the consummation of a Change of Control if at least 90.0% of the Notes outstanding prior to such date of purchase are purchased pursuant to a Change of Control Offer with respect to such Change of Control.

(d)    The provisions of this Section 4.14 relating to the Issuer’s obligation to make an offer to purchase the Notes as a result of a Change of Control Triggering Event, including the definition of “Change of Control” or “Change of Control Triggering Event,” may be waived or modified at any time (including after a Change of Control Triggering Event) with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.

(e)    Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof.

Section 4.15     Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.

The Issuer shall not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities), other than a Guarantor, a Receivables Subsidiary, a Foreign Subsidiary, any CFC or any CFC Holdco, to guarantee the payment of Indebtedness of the Issuer or a Guarantor under any Credit Facility or capital markets debt securities unless such Restricted Subsidiary within 30 days (i) executes and delivers a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, providing for a Guarantee by such Restricted Subsidiary and (ii) executes and delivers a supplement or joinder to the Notes Collateral Documents or new Notes Collateral Documents and takes all actions required thereunder to perfect the Liens created thereunder, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor:

(a)     if the Notes or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes are subordinated to such Indebtedness; and

(b)     if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes.

The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 30-day period described above.

Section 4.16     Discharge and Suspension of Covenants.

(a)    If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from two Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), then, beginning on that date, the Issuer and its Restricted Subsidiaries will not be subject to Section 4.07 hereof, Section 4.08 hereof, Section 4.09 hereof, Section 4.10 hereof, Section 4.11 hereof, Section 4.14 hereof, Section 4.15 hereof and clause (4) of Section 5.01(a) hereof (collectively, the “Suspended Covenants”). In addition, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero.

(b)    In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants hereunder for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) that, due to the withdrawal of their Investment Grade Rating or the downgrade of the rating assigned to the Notes below an Investment Grade Rating, the Notes no longer have an Investment Grade Rating from two or more Rating Agencies, then the Issuer and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to herein as the Suspension Period (the “Suspension Period”).

(c)    Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries or events occurring prior to such reinstatement shall give rise to a Default or Event of Default hereunder with respect to the Notes (other than any actions or events that would have given rise to a Default or Event of Default in the absence of the Suspended Covenants); provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount available to be made as Restricted Payments shall be calculated as though Section 4.07 had been in effect prior to, but not during the Suspension Period. No Subsidiaries may be designated as an Unrestricted Subsidiaries during the Suspension Period unless such designation would have complied with Section 4.07 had Section 4.07 been in effect during such period, (2) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period shall be classified as having been incurred or issued pursuant to Section 4.09(b)(3), (3) any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (6) of Section 4.11, (4) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (1) through (3) of Section 4.08 that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to Section 4.08(a) and (5) no Restricted Subsidiary of the Issuer shall be required to comply with the covenant described under Section 4.15 after such reinstatement with respect to any guarantee entered into by such Restricted Subsidiary during any Suspension Period except that such Restricted Subsidiary shall execute and deliver a supplemental indenture to this Indenture providing for a Guarantee by such Restricted Subsidiary pursuant to the provisions of such covenant to the extent required and to the extent such Restricted Subsidiary has not already provided a Guarantee.

(d)    On and after each Reversion Date, the Issuer and its Subsidiaries shall be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.

(e)    The Issuer shall deliver promptly to the Trustee an Officer’s Certificate notifying it of any such occurrence under this Section 4.16.

(f)    The Trustee shall have no duty to monitor the ratings of the Notes, determine whether a Covenant Suspension Event or Reversion Date has occurred or notify Holders of the same.

Section 4.17     Payment of Additional Amounts on the Notes

(a)    All payments made by or on behalf of the Issuer or any Guarantor (including, in each case, any successor entity) (each, a “Payor”) in respect of the Notes or with respect to any Guarantee thereof, as applicable, will be made free and clear of and without withholding or deduction for, or on account of, any Taxes unless the withholding or deduction of such Taxes is then required by law. If, after the occurrence of a European Domicile Transaction (as defined in Section 5.01(a)(1)), any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1) any jurisdiction (except the United States) from or through which payment on any Note or Guarantee thereof is made by or on behalf of the Issuer or any Guarantor, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(2) any other jurisdiction (except the United States) in which a Payor is organized, engaged in business for tax purposes, or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (including the jurisdiction of any Successor Company or Successor Guarantor, each as defined below);

(each of clause (1) and (2), a “Relevant Taxing Jurisdiction;” provided, however, for the avoidance of doubt, Relevant Taxing Jurisdiction does not include the United States), will at any time be required by law to be made from any payments made by or on behalf of the Payor or the paying agent with respect to any Note or Guarantee thereof, including payments of principal, redemption price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments, after such withholding or deduction (including any such withholding or deduction from such Additional Amounts), will not be less than the amounts which would have been received in respect of such payments on any such Note or Guarantee thereof in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or beneficial owner of the Note (or between a fiduciary, settlor, beneficiary, member, partner or shareholder of, or possessor of power over the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including, without limitation, being resident for tax purposes, or being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such Note or the receipt of any payment or the exercise or enforcement of rights under such Note, this Indenture or a Guarantee of such Note;

(2) any Tax that is imposed or withheld by reason of the failure by the Holder or the beneficial owner of the Note to provide an applicable Internal Revenue Service Form W-8 (with any attachments required to establish an exemption from, or reduction in the rate of withholding on, such Tax) or W-9 or to comply with a written request of the Payor addressed to the Holder, after reasonable notice (at least 60 days before any such withholding or deduction would be made), to provide other certification, information, documents or other evidence concerning the nationality, residence or identity of the Holder or such beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters, which is required by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of withholding on, all or part of such Tax but, only to the extent the Holder or beneficial owner is legally entitled to provide such certification or documentation;

(3) any Taxes, to the extent that such Taxes were imposed as a result of the presentation of the Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder;

(4) any Taxes that are payable otherwise than by deduction or withholding from a payment on or with respect to the Notes or any Guarantee thereof;

(5) any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(6) any Taxes imposed in connection with a Note presented for payment by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the Note to, or otherwise accepting payment from, another paying agent in a member state of the European Union (as it is constituted on the Issue Date);

(7) any Taxes imposed pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable), any current or future regulations or agreements thereunder, official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code (or any amended or successor version that is substantively comparable), or any law, legislation, rules or practices implementing an intergovernmental agreement relating thereto; or

(8) any combination of the items (1) through (7) above.

(b)    No Additional Amounts shall be paid with respect to a Holder who is a fiduciary or a partnership or limited liability company or any person other than the beneficial owner of the Notes, to the extent that the beneficiary or settlor with respect to such fiduciary, the member of such partnership or limited liability company or the beneficial owner would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner held such Notes directly.

(c)    The applicable withholding agent will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant taxing authority in the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies, or if, notwithstanding the Payor’s reasonable efforts to obtain such tax receipts, such tax receipts are not available, other reasonable evidence of such payments as soon as reasonably practicable to the Trustee. Such copies or other evidence shall be made available to the Holders upon reasonable request and will be made available at the offices of the paying agent.

(d)    If any Payor is obligated to pay Additional Amounts under or with respect to any payment made on any Note or Guarantee of a Note, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor may deliver such Officer’s Certificate as promptly as practicable after the date that is 30 days prior to the payment date). The Trustee shall be entitled to rely solely, without further inquiry, on such Officer’s Certificate as conclusive proof that such payments are necessary.

(e)    Wherever in this Indenture or the Notes there is mentioned, in any context:

(1) the payment of principal;

(2) purchase prices in connection with a purchase of Notes;

(3) interest; or

(4) any other amount payable on or with respect to any Guarantee of a Note,

such reference shall be deemed to include payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(f)    After the occurrence of a European Domicile Transaction, the Payor will pay and indemnify the Holders and beneficial owners of the Notes for any present or future stamp, transfer, issue, registration, court or documentary taxes, or any other excise, property or similar taxes or similar charges or levies (including any related interest or penalties with respect thereto) that arise in a Relevant Taxing Jurisdiction from the execution, delivery, enforcement or registration of, or receipt of payments with respect to, any Note or any Guarantee of a Note, this Indenture, or any other document or instrument in relation thereto (other than in each case, in connection with a transfer of the Notes after the offering and limited, solely to the extent of such taxes or similar charges or levies that arise from the receipt of any payments of principal or interest on the Notes, to any such taxes or similar charges or levies that are not excluded under clauses (1) through (3) and (5) through (10)).

The foregoing obligations will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized, engaged in business for tax purposes or otherwise resident for tax purposes, or any jurisdiction from or through which any payment under, or with respect to the Notes or Guarantees thereof is made by or on behalf of such Payor, or any political subdivision or taxing authority or agency thereof or therein.

Section 4.18     Further Instruments and Acts; Information Regarding Collateral; Further Assurances; After-Acquired Property.

(a)    Subject to the applicable limitations set forth in the Notes Collateral Documents and this Indenture (including with respect to the Excluded Assets), the Issuer and the Guarantors shall promptly execute any and all further documents, financing statements, applications for registration, agreements and instruments, and take all further action that may be required under applicable law in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Notes Collateral Documents in the Collateral.

(b)    Subject to the provisions set forth in the Notes Collateral Documents, from and after the Issue Date, upon the acquisition by the Issuer or any Guarantor of any after-acquired property (other than any Excluded Assets), the Issuer shall, and shall cause its Subsidiaries to, as soon as practicable, but in any event, within the earlier of (x) the date upon which the following actions are taken with respect to granting security in favor of lenders under the Corporate Credit Facilities or (y) 120 days following such acquisition, take any and all actions and make all filings, registrations and recordations (including the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the Notes Collateral Documents to create, perfect and maintain, as security for the Obligations of the Issuer and the Guarantors to the Noteholder Secured Parties under this Indenture, the Notes, the Guarantees and the Notes Collateral Documents, a valid, legal and perfected Lien and security interest in and on all such after- acquired property (subject to the terms of the Intercreditor Agreements and the Notes Collateral Documents), in favor of the Notes Collateral Agent for the benefit of the Noteholder Secured Parties, subject to no Liens other than Permitted Liens and with the priority set forth in the ABL Intercreditor Agreement, and thereafter added to and deemed Collateral; provided, however, that (x) the Collateral shall not include any asset acquired after the Issue Date with respect to which the Term Loan Administrative Agent and the Issuer reasonably agree that the cost of obtaining a security interest or perfection thereof is excessive in relation to the benefit to the lenders under the Term Loan Facility of the security to be afforded thereby as to which no security interest is granted in favor of the Term Loan Administrative Agent or the lenders under the Term Loan Facility, (y) until the discharge of the ABL Obligations, the Issuers and the Guarantors shall only be required to comply with the foregoing requirements with respect to after-acquired property of the type that would constitute ABL Collateral to the extent that such after-acquired property is concurrently pledged to secure the ABL Obligations and (z) no such after-acquired property will secure the Notes prior to the time, if any, that such property is pledged to secure the obligations of the Issuer and the Guarantors under the Term Loan Facility.

(c)    Within 150 days of the Issue Date, subject to the applicable limitations set forth in the Notes Collateral Documents and this Indenture, with respect to any interest in any fee owned real property owned at the Issue Date by the Issuer or any Guarantor (other than (x) any Excluded Assets and (y) such real property subject to a Lien expressly permitted by clause (8) of the definition of “Permitted Liens” or subject to Liens securing or arising pursuant to sale leaseback transactions, in each case, to the extent and for so long as the obligations relating to such Liens do not permit a Lien on such property in favor of the Noteholder Secured Parties), the Issuer or such Guarantor will (i) execute and deliver a Mortgage, in favor of the Notes Collateral Agent, for the benefit of the Noteholder Secured Parties, covering such interest in real property; (ii) a Title Policy as well as a current ALTA survey thereof, together with a surveyor’s certificate (or an existing ALTA survey (accompanied if necessary by a “no-change” affidavit and/or other documents)) sufficient to remove the survey exception from the Title Policy and to obtain survey coverage in the Title Policy; (iii) deliver to the Notes Collateral Agent legal opinions relating to the enforceability and, to the extent such opinions had been delivered under the Term Loan Facility, due authorization, execution and delivery of any such Mortgage and the Lien created thereby, which opinions shall be in form and substance, and from counsel, substantially similar to that which had been provided to the Term Loan Administrative Agent under the corresponding requirement under the Term Loan Facility; and (iv) provide evidence reasonably satisfactory to the Notes Collateral Agent of payment by the Issuer of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies and endorsements contemplated by clause (ii) above.

(d)    Within 90 days of the acquisition of any interest in any fee owned real property (or such later date as the Term Loan Agent may have agreed to under the Term Loan Facility, or, if the Term Loan Facility is not then outstanding, such longer time as would customarily be agreed to by a comparable administrative agent) of the acquisition of real property by the Issuer or a Guarantor (other than as set forth in clause (a) above), subject to the applicable limitations set forth in the Notes Collateral Documents and this Indenture, with respect to such interest in any real property (other than (x) any Excluded Assets and (y) such real property subject to a Lien expressly permitted by clause (8) of the definition of “Permitted Liens” or subject to Liens securing or arising pursuant to sale leaseback transactions, in each case, to the extent and for so long as the obligations relating to such Liens do not permit a Lien on such property in favor of the Noteholder Secured Parties), the Issuer or Guarantor will; (i) execute and deliver a Mortgage, in favor of the Notes Collateral Agent, for the benefit of the Noteholder Secured Parties, covering such interest in real property; (ii) a Title Policy as well as a current ALTA survey thereof (or an existing ALTA survey, together with a surveyor’s certificate (accompanied if necessary by a “no-change” affidavit and/or other documents)) sufficient to remove the survey exception from the Title Policy and to obtain survey coverage in the Title Policy (provided, any such Title Policy shall not be provided to the extent the Term Loan Administrative Agent has not requested such Title Policy pursuant to the terms of the Term Loan Facility); (iii) deliver to the Notes Collateral Agent legal opinions relating to the enforceability, due authorization, execution and delivery of any such Mortgage and the Lien created thereby (provided, any such legal opinions shall not be provided to the extent the Term Loan Administrative Agent has not requested such opinion pursuant to the terms of the Term Loan Facility), which opinions shall be in form and substance, and from counsel, substantially similar to that which had been provided to the Term Loan Administrative Agent under the corresponding requirement under the Term Loan Facility (or in customary form if the Term Loan Facility is not then in effect); and (iv) provide evidence reasonably satisfactory to the Notes Collateral Agent of payment by the Issuer of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies and endorsements contemplated by clause (ii) above.

Section 4.19     Activities of Parent.

Parent shall not own any material assets or engage in any business or activity other than (i) the ownership of all outstanding Capital Stock in the Issuer or special purpose entities, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies including Parent, the Issuer or any of the Restricted Subsidiaries or other subsidiaries of Parent, (iv) the performance of obligations under the Notes Documents to which it is a party, (v) making and receiving Restricted Payments and Investments to the extent permitted under Section 4.07, (vi) Incurring and guaranteeing Indebtedness, (vii) establishing, creating, developing, registering, enforcing, prosecuting and maintaining, as applicable, bank accounts and intellectual property rights, (viii) entering into employment agreements and other arrangements with officers and directors, (ix) performing its obligations in connection with the Transactions, (x) engaging in any public offering of its common stock or any other issuance or sale of its Equity Interests, (xi) providing indemnification to officers, managers and directors, (xii) engaging in any activities incidental to compliance with the provisions of the Securities Act and the Exchange Act and similar laws and regulations of other jurisdictions and the rules of securities exchanges, in each case, as applicable to companies with listed equity or debt securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debt-holders, (xiii) engaging in activities required to comply with applicable laws, (xiv) the obtainment of, and the payment of any fees and expenses for, management, consulting, investment banking and advisory services to the extent otherwise permitted by the Indenture, (xv) in connection with, and following the completion of, a public offering, activities necessary or reasonably advisable for or incidental to the initial registration and listing of Parent’s (or its direct or indirect parent’s) common stock and the continued existence of Parent (or its direct or indirect parent) as a public company, (xvi) performing its obligations under any management agreement with any Investor, (xvii) guaranteeing ordinary course obligations incurred by any of its Restricted Subsidiaries, (xviii) [reserved], and (xix) engaging in any activities incidental to the foregoing.

ARTICLE 5

SUCCESSORS

Section 5.01     Merger, Consolidation or Sale of All or Substantially All Assets.

(a)    The Issuer shall not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its consolidated properties or assets, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger or winding up (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the jurisdiction of organization of the Issuer, the laws of the United States, any state thereof, the District of Columbia, or any territory thereof or the laws of any member of the European Union (as it is constituted on the Issue Date) (the Issuer or such Person, as the case may be, being herein called the “Successor Company” and any such transaction resulting in an entity organized or existing under the laws of any member state of the European Union becoming a Successor Company, a “European Domicile Transaction”); provided that (i) if such entity is not organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia, an obligor of the Notes is organized or existing under such laws and (ii) in the case where the Successor Company is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under this Indenture, the Notes, the Intercreditor Agreements and the Notes Collateral Documents pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(4)     immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(A)     the Successor Company or the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Ratio Test, or

(B)      the Fixed Charge Coverage Ratio for the Successor Company or the Issuer and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Issuer immediately prior to such transaction;

(5)     each Guarantor, unless it is the other party to the transactions described above, in which case Section 5.01(c)(1)(B) hereof shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes;

(6)     the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with this Indenture; and

(7)    to the extent any assets of the Person which is merged or consolidated with or into the Issuer are assets of the type which would constitute Collateral under the Notes Collateral Documents, the Issuer or the Successor Company, as applicable, shall take such action, if any, as may be reasonably necessary to cause such assets to be made subject to the Lien of the applicable Notes Collateral Documents in the manner and to the extent required in this Indenture or the applicable Notes Collateral Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Notes Collateral Documents.

(b)    The Successor Company (if other than the Issuer) shall succeed to, and be substituted for, the Issuer under this Indenture, the Notes Collateral Documents, the Intercreditor Agreements and the Notes and (if the Successor Company is other than the Issuer) the Issuer will automatically be released and discharged from its obligations under this Indenture and the Notes.

(c)    Subject to certain limitations described in this Indenture governing release of assets and property securing the Notes and release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor shall, and the Issuer shall not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not the Issuer or Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person (other than the Issuer or a Guarantor) unless:

(1)    (A) any Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger or winding up (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as applicable, the laws of the United States, any state thereof, the District of Columbia, or any territory thereof or the laws of any member of the European Union (as it is constituted on the Issue Date) (such surviving Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(B)    the Successor Person, if other than a Subsidiary Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments (and treating any Indebtedness that becomes an obligation of the Successor Person or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Person or such Restricted Subsidiary at the time of such transaction);

(C)    immediately after such transaction, no Default or Event of Default shall have occurred and be continuing;

(D)    to the extent any assets of the Person which is merged or consolidated with or into such Subsidiary Guarantor are assets of the type which would constitute Collateral under the Notes Collateral Documents, such Guarantor or the Successor Person, as applicable, shall take such action, if any, as may be reasonably necessary to cause such assets to be made subject to the Lien of the applicable Notes Collateral Documents in the manner and to the extent required in this Indenture or the applicable Notes Collateral Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Notes Collateral Documents; and

(E)    the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures, if any, comply with this Indenture; or

(2)    with respect to the Guarantors, the transaction is not prohibited by Section 4.10(a) hereof.

(d)    Subject to certain limitations described in this Indenture, the Successor Person shall succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee and such Guarantor will automatically be released and discharged from its obligations under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing,

(1)    the Issuer may transfer all or part of its property or assets to a Subsidiary Guarantor;

(2)    the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in the United States, the District of Columbia or any territory thereof or in any member of the European Union (as it is constituted on the Issue Date) so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby (unless such increase is permitted hereunder);

(3)    any Guarantor may (i) consolidate or amalgamate with or merge into, wind up into or transfer all or part of its properties and assets to the Issuer or a Subsidiary Guarantor (or to a Restricted Subsidiary if that Restricted Subsidiary becomes a Guarantor), (ii) merge with an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or in any member of the European Union (as it is constituted on the Issue Date) , (iii) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the United States, any state or territory thereof, the District of Columbia or any member of the European Union (as it is constituted on the Issue Date) or the laws of the jurisdiction of organization of such Guarantor or (iv) consolidate or amalgamate with or merge into or transfer all or part of its properties and assets to a Restricted Subsidiary that is not a Guarantor so long as (A) to the extent constituting an Investment, such Investment is otherwise permitted under Section 4.07 or (B) to the extent constituting an Asset Sale, such Asset Sale is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Guarantor in accordance with Section 4.07;

(4)    any Restricted Subsidiary that is not a Guarantor may consolidate or amalgamate with or merge into or transfer all or part of its properties and assets to the Issuer or any Restricted Subsidiary; and

(5)    the Transactions shall be permitted without compliance with this Section 5.01.

For purposes of this Article 5, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Section 5.02     Successor Corporation Substituted.

Upon any consolidation or merger, amalgamation or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, amalgamation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer shall refer instead to the successor corporation and not to the Issuer), and may exercise every right and power of the Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer herein; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Issuer’s assets that meets the requirements of Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01     Events of Default.

(a)    An “Event of Default” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)     default in payment of principal of, or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption (in the case of optional redemption, to the extent such Event of Default arises from the failure to pay the redemption price that is then due and is not subject to any conditions in connection with such optional redemption that have not been satisfied), upon required purchase, upon acceleration or otherwise;

(2)     default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3)     failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders (with a copy to the Trustee) of not less than 30% in principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in this Indenture or the Notes;

(4)     default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(i)     such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(ii)     the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $75.0 million or more at any one time outstanding;

(5)     failure by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary) to pay final non-appealable judgments aggregating in excess of $75.0 million (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)     the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences voluntary proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; or

(iv) makes a general assignment for the benefit of its creditors.

(7)     a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)     is for relief against the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in a proceeding in which the Issuer or any such Restricted Subsidiaries, that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(ii)      appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(iii)     orders the liquidation of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(8)     the Guarantee of Parent or any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that together (as of the most recent consolidated financial statement of the Issuer for a fiscal quarter end) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture; or

(9)    (i) the Liens created by the Notes Collateral Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Indenture or the Notes Collateral Documents) other than (A) in accordance with the terms of the relevant Notes Collateral Document or this Indenture, (B) the satisfaction in full of all Obligations under this Indenture or (C) any loss of perfection that results from the failure of the Notes Collateral Agent to maintain possession of certificates delivered to it representing securities pledged under the Notes Collateral Documents or (ii) the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Significant Subsidiary) shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Notes Collateral Document is invalid or unenforceable.

(b)    In the event of any Event of Default specified in clause (4) of Section 6.01(a) hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose, the Issuer delivers an Officer’s Certificate to the Trustee stating that:

(1)     the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)     the requisite amount of holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)     the default that is the basis for such Event of Default has been cured.

Section 6.02     Acceleration.

If any Event of Default (other than an Event of Default specified in clause (6) or (7) of Section 6.01(a) hereof) occurs and is continuing under this Indenture, the Trustee (by written notice to the Issuer) or the Holders of at least 30% in aggregate principal amount of the then total outstanding Notes (by written notice to the Issuer and the Trustee) may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Any notice of Default, notice of acceleration or instruction to the Trustee or Notes Collateral Agent, as applicable, to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Issuer and the Trustee and Notes Collateral Agent, if applicable, that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default (a “Default Direction”) shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide :the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Noteholder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee and Notes Collateral Agent, if applicable.

For the avoidance of doubt, the Trustee and Notes Collateral Agent shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. Neither the Trustee nor the Notes Collateral Agent shall have any liability to the Issuer, any Holder or any other Person in acting in good faith on a Noteholder Direction.

Upon the effectiveness of such declaration, such principal and interest shall be due and payable immediately.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) or (7) of Section 6.01(a) hereof, all outstanding Notes shall be due and payable immediately without further action or notice.    The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. The Trustee shall have no obligation to accelerate the Notes.

The Holders of a majority in aggregate principal amount of the then outstanding Notes (by written notice to the Trustee) may on behalf of all of the Holders rescind an acceleration and its consequences; provided such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and if all existing Events of Default (except nonpayment of principal, interest, or premium, if any, that has become due solely because of the acceleration) have been cured or waived.

Section 6.03     Other Remedies.

If an Event of Default occurs and is continuing with respect to the Notes, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04     Waiver of Past Defaults.

(a)    The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Indenture, except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder (including in connection with an Asset Sale Offer or a Change of Control Offer); provided, subject to Section 6.02 hereof, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences (provided such rescission would not conflict with any judgment of a court of competent jurisdiction), including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

(b)    In the event of any Event of Default specified in clause (4) of Section 6.01(a) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose, the Issuer delivers an Officer’s Certificate to the Trustee stating that:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) the requisite amount of holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Section 6.05     Control by Majority.

Subject to Section 7.01(e) hereof, Holders of a majority in aggregate principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, the Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or the Notes Collateral Agent and the Trustee and Notes Collateral Agent may act at the written direction of the Holders without liability. The Trustee and Notes Collateral Agent, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note (it being understood that the Trustee shall have no duty to determine whether any direction is prejudicial to any Holder) or that would involve the Trustee or Notes Collateral Agent in personal liability.

Section 6.06     Limitation on Suits.

Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1)     such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)     Holders of at least 30% in aggregate principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3)     Holders of the Notes have offered and, if requested, provided to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)     the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)     Holders of a majority in aggregate principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07     Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08     Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the applicable Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel.

Section 6.09     Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10     Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11     Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12     Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Notes Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel, and any other amounts due the Trustee or Notes Collateral Agent under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13     Priorities.

Subject to the Notes Collateral Documents and the Intercreditor Agreements, if the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

(i)    to the Trustee, the Notes Collateral Agent and their agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(ii)    to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(iii)    to the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.13.

Section 6.14     Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01     Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing and is known to the Trustee, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)    Except during the continuance of an Event of Default:

(i)    the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)    in the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)    this Section 7.01(c) does not limit the effect of Section 7.01(b);

(ii)    the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.01 and Section 7.02(f).

(e)    Neither the Trustee nor the Notes Collateral Agent shall be under any obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes, unless the Holders have offered, and, if requested, provided to the Trustee and the Notes Collateral Agent indemnity or security satisfactory to the Trustee and the Notes Collateral Agent, as the case may be, against any loss, liability or expense.

(f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02     Rights of Trustee.

(a)    The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel or both shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)    The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(f)    None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or security or indemnity satisfactory to it against such risk or liability is not assured to it.

(g)    The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office, and such notice references the Notes and this Indenture.

(h)    In no event shall the Trustee be responsible or liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent (including the Notes Collateral Agent), custodian and other Person employed to act hereunder.

(j)    The Trustee may request that the Issuer and any Guarantor deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of Officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person specified as so authorized in any certificate previously delivered and not superseded.

(k)    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l)    The permissive right of the Trustee to take or refrain from taking any actions enumerated herein shall not be construed as a duty.

Section 7.03     Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent and the Notes Collateral Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04     Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or the other Notes Documents, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, it shall not be responsible for and makes no representation as to the validity or adequacy of the Collateral or the perfection of the security interest thereof, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05     Notice of Defaults.

If a Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall send to each Holder of the Notes a notice of the Default within 90 days after it is known to the Trustee. Except in the case of a Default relating to the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if the Trustee in good faith determines that withholding the notice is in the interests of the Holders of the Notes. The Trustee shall not be deemed to know of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of an event, which is in fact a Default, has been delivered to the Trustee at the Corporate Trust Office and such notice references the Notes and the Indenture and states that it is a “Notice of Default.”

Section 7.06     [Reserved].

Section 7.07     Compensation and Indemnity.

The Issuer shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee, its officers, directors, employees and agents for, and hold the Trustee harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder and under the other Notes Documents (including the costs and expenses of enforcing this Indenture and the other Notes Documents against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder or thereunder). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence as determined by a final order of a court of competent jurisdiction.

The obligations of the Issuer and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) or (7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08     Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a)    the Trustee fails to comply with Section 7.10 hereof;

(b)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)    a custodian or public officer takes charge of the Trustee or its property; or

(d)    the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09     Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10     Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

Section 7.11     Preferential Collection of Claims Against Issuer.

The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01     Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02     Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof with respect to the Notes, be deemed to have been discharged from their obligations with respect to all such outstanding Notes and the Guarantees and the Liens on the Collateral securing the Notes will be released on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes, the Guarantees and this Indenture and the Liens on the Collateral securing the Notes will be released (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a)    the rights of Holders of the Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(b)    the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)    the rights, powers, trusts, duties and immunities of the Trustee and the Notes Collateral Agent, and the Issuer’s obligations in connection therewith; and

(d)    this Section 8.02.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03     Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14 and 4.15 hereof and clauses (4) and (5) of Section 5.01(a), Sections 5.01(c) and 5.01(d) hereof and the Liens on the Collateral securing the Notes will be released on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant

Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries), 6.01(a)(7) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries) and 6.01(a)(8) hereof shall not constitute Events of Default.

Section 8.04     Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

(1)    the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the applicable Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium (including any Applicable Premium), if any, and interest due on such Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2)    in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(a)     the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b)     since the issuance of the applicable Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the applicable Notes shall not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)    in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the applicable Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and shall be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Corporate Credit Facilities, the Senior Unsecured Notes or any other material agreement or instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6)    the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7)    the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05     Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06     Repayment to Issuer.

Subject to applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any,

or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 8.07     Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01     Without Consent of Holders of Notes.

(a) Notwithstanding Section 9.02 hereof, the Issuer, any Guarantor (with respect to a Guarantee or this Indenture), the Notes Collateral Agent (of applicable) and the Trustee may amend or supplement this Indenture, the Notes Collateral Documents, the Intercreditor Agreements and any Guarantee or the applicable Notes without the consent of any Holder:

(1)     to cure any ambiguity, omission, mistake, defect or inconsistency identified in an Officer’s Certificate delivered to the Trustee;

(2)     to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(3)     to comply with Section 5.01 hereof;

(4)     to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5)     to make any change that would provide any additional rights or benefits to the Holders or that does not materially and adversely affect the legal rights of any such Holder under this Indenture;

(6)     to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7)     to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(8)     to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9)     to add a Guarantor or a co-obligor of the Notes under this Indenture;

(10)     to conform the text of this Indenture, Guarantees, the Notes, the Notes Collateral Documents or the Intercreditor Agreements to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision in such “Description of the Notes” section was intended to be a verbatim recitation of a provision of this Indenture, Guarantee, the Notes, the Notes Collateral Documents or the Intercreditor Agreements, as determined by the Issuer and set forth in an Officer’s Certificate;

(11)     to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of the applicable Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in such Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer such Notes;

(12)    to mortgage, pledge, hypothecate or grant any other Lien in favor of the Notes Collateral Agent or the Trustee for the benefit of the Trustee or the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Obligations, in any property or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Notes Collateral Agent or the Trustee pursuant to this Indenture or otherwise;

(13)    to add additional parties with Pari Passu Lien Priority to any Notes Collateral Documents to the extent such Indebtedness is permitted by the terms of this Indenture;

(14)    to enter into any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in one of the Intercreditor Agreements, taken as a whole, or any joinder thereto, solely for the purpose of establishing lien priority as to any Indebtedness permitted to be incurred pursuant to the terms of this Indenture;

(15)    to provide for the succession of any parties to the Notes Collateral Documents (and other amendments that are administrative or ministerial in nature as determined by the Issuer and set forth in an Officer’s Certificate) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Corporate Credit Facilities or any other agreement that is not prohibited by this Indenture; or

(16)    to release or subordinate Collateral as permitted by the Indenture, the Notes Collateral Document or the Intercreditor Agreements.

(b) In addition, by their acceptance of a Note, the Holders shall be deemed to have consented for purposes of the Notes Collateral Documents and the Intercreditor Agreements to any of the following amendments and other modifications to the Notes Collateral Documents or Intercreditor Agreements:

(1)    (a) to add other parties (or any authorized agent thereof or trustee therefor) holding Term Loan Obligations that are incurred in compliance with the ABL Facility, the Term Loan Facility, this Indenture, the Notes Collateral Documents and the Intercreditor Agreements and (b) to establish that the Liens on any Collateral securing such Obligations shall be subject to the terms of the Pari Passu Intercreditor Agreement in effect immediately prior to such amendment or other modification;

(2)    to establish that the Liens on any Collateral securing any Indebtedness replacing the Term Loan Facility permitted to be incurred under this Indenture shall be pari passu to the Liens on such Collateral securing any Obligations under this Indenture, the Notes and the Guarantees, subject to the terms of the Pari Passu Intercreditor Agreement in effect immediately prior to such amendment or other modification;

(3)     to establish that the Liens on any ABL Collateral securing any Indebtedness replacing the ABL Facility permitted to be incurred under the Indenture shall be senior to the Liens on such ABL Collateral securing any Obligations under this Indenture, the Notes and the Guarantees, and that the Liens on any Notes Collateral securing any such Indebtedness replacing the ABL Facility shall be junior to the Liens on such Notes Collateral securing any Obligations under this Indenture, the Notes and the Guarantees, subject to the terms of the ABL Intercreditor Agreement in effect immediately prior to such amendment and other modification; and

(4)     upon any cancellation or termination of the ABL Facility without a replacement thereof, to establish that the ABL Collateral (in addition to the Notes Collateral) shall secure the Obligations under this Indenture, the Notes and the Guarantees on a first-priority basis, subject to the terms of the Pari Passu Intercreditor Agreement in effect immediately prior to such amendment or other modification.

Upon the request of the Issuer authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee or the Notes Collateral Agent, if applicable, of the documents described in Section 9.06 hereof, the Trustee and the Notes Collateral Agent, if applicable, shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee or the Notes Collateral Agent, if applicable, shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon (i) execution and delivery by such Guarantor and the Trustee and the Notes Collateral Agent of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, and (ii) delivery of an Officer’s Certificate complying with the provisions of Sections 9.06, 12.04 and 12.05 hereof.

Section 9.02     With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent, if applicable, may amend or supplement this Indenture, the Notes, the Guarantees, the Notes Collateral Documents and the Intercreditor Agreements with the consent of the

Holders of a majority in principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees or such Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuer authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee and the Notes Collateral Agent, if applicable, of evidence satisfactory to the Trustee or the Notes Collateral Agent, if applicable, of the consent of the Holders of the applicable Notes as aforesaid, and upon receipt by the Trustee and the Notes Collateral Agent, if applicable, of the documents described in Section 9.06 hereof, the Trustee or the Notes Collateral Agent shall join with the Issuer in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s or the Notes Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and the Notes Collateral Agent may in their discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

Without the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Notes Collateral Document or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Obligations in respect of the Notes or (B) change or alter the priority of the Liens securing the Obligations in respect of the Notes in any material portion of the Collateral in any way materially adverse to the Holders, other than, in each case, as provided under the terms of this Indenture, the Notes Collateral Documents or the Intercreditor Agreements.

It shall not be necessary for the consent of the Holders of the Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall send to the Holders of the Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder of the Notes, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)     reduce the percentage of the aggregate principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2)     reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to Section 3.09, Section 4.10 and Section 4.14 hereof to the extent that any such amendment or waiver does not have the effect of reducing the principal of or changing the fixed final maturity of any such Note or altering or waiving the provisions with respect to the redemption of such Notes);

(3)     reduce the rate of or change the time for payment of interest on any Note;

(4)     waive a Default in the payment of principal of or premium, if any, or interest on such Notes, except a rescission of acceleration of such Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5)     reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed under Section 3.07 of this Indenture (other than any changes to the notice periods with respect to such redemption);

(6)     make any Note payable in money other than that stated therein or make such Notes subordinated in right of payment to any other obligations;

(7)     make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the applicable Notes;

(8)     make any change in these amendment and waiver provisions;

(9)     impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(10)     make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(11)     except as expressly permitted by this Indenture, modify the Guarantees of any Significant Subsidiary in any manner materially adverse to the Holders of the Notes.

Section 9.03     [Reserved].

Section 9.04     Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.05     Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes of may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06     Trustee to Sign Amendments, Etc.

The Trustee and the Notes Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or Notes Collateral Agent. The Issuer may not sign an amendment, supplement or waiver until the board of directors approves it. In executing any amendment, supplement or waiver, the Trustee and the Notes Collateral Agent, as applicable, shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof. Notwithstanding the foregoing and upon satisfaction of the requirements set forth in the last sentence of Section 9.01 hereof, no Opinion of Counsel shall be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.

ARTICLE 10

GUARANTEES

Section 10.01     Guarantee.

Subject to this Article 10, each of the Guarantors hereby, jointly and severally, irrevocably, fully and unconditionally guarantees, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, the Notes Collateral Agent and their successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (a) the principal of, interest, and premium on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer (including interest that, but for the filing of a petition in bankruptcy with respect to the Issuer, would have accrued on any Obligation, whether or not a claim is allowed against the Issuer for such interest in the related bankruptcy proceeding) to the Holders, the Trustee or the Notes Collateral Agent hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to or any amendment of any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee, the Notes Collateral Agent or any Holder in enforcing any rights under this Section 10.01.

If any Holder, the Trustee or the Notes Collateral Agent is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee, the Notes Collateral Agent or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Notes Collateral Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a secured senior obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02     Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Notes Collateral Agent, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03     Execution and Delivery.

To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15 hereof, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 10, to the extent applicable.

Section 10.04     Subrogation.

Each Guarantor shall be subrogated to all rights of Holders of Notes against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

Section 10.05     Benefits Acknowledged.

Each Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06     Release of Guarantees.

A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuer or the Trustee is required for the release of such Guarantor’s Guarantee, upon:

(1)     (A) any sale, exchange or transfer (by merger, amalgamation, consolidation or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary; or any sale, exchange or transfer of all or substantially all the assets of such Guarantor; in either case; which sale, exchange or transfer is made in compliance with the applicable provisions of this Indenture;

(B)     the release or discharge of the guarantee by, or direct obligations of, such Guarantor of the Obligations under the Corporate Credit Facilities or the guarantee which resulted in the creation of such Guarantee, except (x) in the case of the Corporate Credit Facilities, a repayment in full of the Corporate Credit Facilities or (y) in the case of all Indebtedness, a discharge or release by or as a result of payment in connection with the enforcement of remedies under such guarantee or direct Obligation (it being understood that a release subject to contingent reinstatement is still a release, and that if any such obligation is so reinstated, such Guarantee shall also be reinstated);

(C)     the designation by the Issuer of any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary is in compliance with the applicable provisions of this Indenture; or

(D)     the Issuer’s exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 hereof or the satisfaction and discharge of the Issuer’s obligations under this Indenture in accordance with the terms of this Indenture (subject to customary contingent reinstatement provisions); and

(2)     the Issuer delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01     Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to the Notes, and the Liens on the Collateral securing the Notes shall be released (except for certain surviving rights of the Trustee and the Notes Collateral Agent and the Issuer’s obligations with respect thereto), when either:

(1)    all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)    (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, shall become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of such Notes, cash in U.S. dollars, Government Securities or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(B)      the Issuer has paid or caused to be paid all sums payable by it under this Indenture with respect to the Notes; and

(C)     the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes of at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee and Notes Collateral Agent stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the provisions of Sections 7.07 and 13.09(aa) hereof shall survive and, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive.

Section 11.02     Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

MISCELLANEOUS

Section 12.01     [Reserved].

Section 12.02     Notices.

Any notice or communication by the Issuer, any Guarantor, the Trustee or the Notes Collateral Agent to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

c/o JELD-WEN, Inc.

2645 Silver Crescent Drive

Charlotte, North Carolina 28273

Telephone No.: 740-378-5700

Fax No.: 704-246-5009

Email: LegalNotice@jeldwen.com

Attention: General Counsel

With a copy of any notice of Default or Event of Default (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Telephone No.: 212-225-2822

Fax No.: 212-225-3999

Email: mpeponis@cgsh.com

Attention: Meme S. Peponis

and

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Telephone No.: 212-225-2864

Fax No.: 212-225-3999

Email: jkarpf@cgsh.com

Attention: Jeffrey D. Karpf

If to the Trustee:

Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890

Fax No.: 302-636-4145

Attention: JELD-WEN, Inc. Administrator

If to the Notes Collateral Agent:

Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890

Fax No.: 302-636-4145

Attention: JELD-WEN, Inc. Administrator

The Issuer, any Guarantor, the Trustee or the Notes Collateral Agent, by written notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on first date on which publication is made, if by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee or Notes Collateral Agent shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary pursuant to the standing instructions from the Depositary.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee, the Notes Collateral Agent and each Agent at the same time.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the Issuer, any Guarantor or any Holder elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 12.03     Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Section 12.04     Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any of the Guarantors to the Trustee or the Notes Collateral Agent to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee or, if such action relates to a Notes Collateral Document, the Collateral or an Intercreditor Agreement, the Notes Collateral Agent:

(a)    An Officer’s Certificate in form satisfactory to the Trustee or the Notes Collateral Agent, as applicable, (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)    An Opinion of Counsel in form satisfactory to the Trustee or the Notes Collateral Agent, as applicable, (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.05     Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof and shall include:

(a)    a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided that with respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 12.06     Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07     No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies (other than the Issuer and the Guarantors) shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting the Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.08     Governing Law.

THIS INDENTURE, THE NOTES, THE OTHER NOTES DOCUMENTS AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 12.09     Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND THE NOTES COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10     Force Majeure.

In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics, interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services and the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility (it being understood that the Trustee and the Notes Collateral Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances).

Section 12.11     No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.12     Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee and Notes Collateral Agent in this Indenture shall bind their successors. All agreements of each Guarantor in this Indenture shall bind their successors, except as otherwise provided in Section 10.05 hereof.

Section 12.13     Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.14     Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.15     Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.16     U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee and the Notes Collateral Agent is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or the Notes Collateral Agent. The parties to this Indenture agree that they will provide the Trustee and the Notes Collateral Agent with such information as the Trustee or the Notes Collateral Agent may reasonably request in order for the Trustee and the Notes Collateral Agent to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 12.17    Jurisdiction.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated by this Indenture may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York, in each case located in the City of New York, and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Each of the Issuer, the Guarantors, the Trustee, the Notes Collateral Agent and each Holder (by its acceptance of any Note) irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection to the laying of venue of any suit, action or other proceeding in the such courts and irrevocably and unconditionally waives and agrees not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

ARTICLE 13

COLLATERAL

Section 13.01     Notes Collateral Documents.

The due and punctual payment of the principal of, premium, if any, and interest on the Notes and Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and Guarantees and performance of all other Notes Obligations of the Issuer and the Guarantors to the Noteholder Secured Parties under this Indenture, the Notes, the Guarantees, the Intercreditor Agreements and the Notes Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Notes Collateral Documents, which define the terms of the Liens that secure the Notes Obligations, subject to the terms of the Intercreditor Agreements. The Trustee, the Issuer and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Noteholder Secured Parties pursuant to the terms of the Notes Collateral Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Notes Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreements as each may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements, and authorizes and directs the Notes Collateral Agent to enter into the Notes Collateral Documents and the Intercreditor Agreements and authorizes and directs the Trustee to enter into the Pari Passu Intercreditor Agreement and authorizes and directs each of the Notes Collateral Agent and the Trustee to perform its respective obligations and exercise its respective rights under and in accordance with the Notes Collateral Documents and Intercreditor Agreements to which it is a party. The Issuer shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Notes Collateral Documents, and will do or cause to be done all such acts and things as required by the next sentence of this Section 13.01, to assure and confirm to the Notes Collateral Agent the first-priority security interest in the Notes Collateral and the second-priority security interest in the ABL Collateral contemplated hereby, by the Notes Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuer shall, and shall cause its Subsidiaries to, take any and all actions and make all filings, registrations and recordations (including the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the Notes Collateral Documents to create, perfect and maintain, as security for the Notes Obligations of the Issuer and the Guarantors to the Noteholder Secured Parties under this Indenture, the Notes, the Guarantees, the Intercreditor Agreements and the Notes Collateral Documents, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreements and the Notes Collateral Documents), in favor of the Notes Collateral Agent for the benefit of the Noteholder Secured Parties subject to no Liens other than Permitted Liens. For the avoidance of doubt, the Noteholder Secured Parties shall not have a Lien on the Excluded Assets.

Section 13.02     Non-Impairment of Liens.

Any release of Collateral permitted by Section 13.03 will be deemed not to impair the Liens under this Indenture and the Notes Collateral Documents in contravention thereof.

Section 13.03     Release of Collateral.

(a)    Subject to Section 13.03(b), the Liens securing the Notes may be released at any time or from time to time in accordance with the provisions of the Notes Collateral Documents, the

Intercreditor Agreements and this Indenture, and, notwithstanding anything to the contrary in any Notes Document, will be automatically released, and the Trustee (subject to its receipt of an Officer’s Certificate and Opinion of Counsel as provided below) shall execute documents evidencing such release, or instruct the Notes Collateral Agent to execute, as applicable, the same at the Issuer’s sole cost and expense, under one or more of the following circumstances:

(1)	in whole upon:

(i)    payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Notes Obligations (other than contingent indemnity obligations for which no demand has been made) under this Indenture, the Guarantees under this Indenture, the Notes and the Notes Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, is paid;

(ii)    all then outstanding Notes being cancelled in full by the Trustee pursuant to the terms of this Indenture;

(iii)    satisfaction and discharge of this Indenture as set forth under Article 11; or

(iv)    a Legal Defeasance or Covenant Defeasance of this Indenture as set forth under Article 8;

(2)	in whole or in part, with the consent of Holders of the Notes in accordance with Article 9 of this Indenture; or

(3)	in part, as to any asset constituting Collateral:

(i)    that is sold or otherwise disposed of (I) by the Issuer or any Guarantor to any Person that is not the Issuer or a Guarantor in a transaction not prohibited by this Indenture at the time of such transfer or disposition, including, without limitation, as a result of a transaction of the type permitted under Section 4.10 or (II) in the case of ABL Collateral (regardless of whether or not an Event of Default has occurred and is continuing under the Notes Documents at the time of such sale or disposition), if such sale or disposition either (x) is then not prohibited by the Notes Documents or (y) occurs in connection with the foreclosure upon or other exercise of rights and remedies with respect to such ABL Collateral (including, in connection with any liquidation of ABL Collateral consented to by the ABL Collateral Agent); provided that such Lien securing the Notes and the Guarantees shall remain in place with respect to any proceeds of a sale or disposition under this clause (II) that remain after the associated discharge of ABL Obligations;

(ii)    that is owned or at any time acquired by a Guarantor that has been released from its Guarantee, concurrently with the release of such Guarantee, in accordance with Section 10.06;

(iii)    in the case of Collateral comprised of property leased to the Issuer or a Guarantor, upon termination or expiration of such lease;

(iv)    in the case of Collateral that is Capital Stock, upon the dissolution or liquidation of the issuer of that Capital Stock that is not prohibited by this Indenture;

(v)    that becomes an “Excluded Asset” or that becomes subject to certain Permitted Liens;

(vi)    in respect of the property and assets of a Subsidiary Guarantor, upon the designation of such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions of this Indenture;

(vii)    that is otherwise released in accordance with the applicable provisions of the Notes Collateral Documents and the Intercreditor Agreements, but subject to any restrictions thereon set forth in this Indenture or the Intercreditor Agreements;

(b)    With respect to any release of Collateral, upon receipt of an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture and the Notes Collateral Documents and the Intercreditor Agreements, as applicable, to such release have been met and that it is proper for the Trustee or Notes Collateral Agent to execute and deliver the documents requested by the Issuer in connection with such release, and any instruments of termination, satisfaction, discharge or release prepared by the Issuer, the Trustee shall, or shall cause the Notes Collateral Agent to, execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release and discharge of any Collateral permitted to be released pursuant to this Indenture or the Notes Collateral Documents or the Intercreditor Agreements. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Notes Collateral Document or in the Intercreditor Agreements to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction, discharge or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

Section 13.04     Suits to Protect the Collateral.

Subject to the provisions of the Notes Collateral Documents, the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement, the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct the Notes Collateral Agent to take all actions it determines in order to:

(a)    enforce any of the terms of the Notes Collateral Documents; and

(b)    collect and receive any and all amounts payable in respect of the Notes Obligations hereunder.

Subject to the provisions of the Notes Collateral Documents, the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement, the Trustee and the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Notes Collateral Documents or this Indenture, and such suits and proceedings as the Trustee and/or the Notes Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 13.04 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 13.05     Authorization of Receipt of Funds by the Trustee Under the Notes Collateral Documents.

Subject to the provisions of the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Notes Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 13.06     Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 13 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

Section 13.07     Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 13 upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 13; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 13.08     [Reserved].

Section 13.09     Notes Collateral Agent.

(a)    By their acceptance of the Notes, the Holders hereby designate and appoint Wilmington Trust, National Association to serve as Notes Collateral Agent and as their agent under this Indenture, the Notes Collateral Documents, the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement, and each of the Holders by acceptance of the Notes and the Trustee hereby irrevocably authorizes the Notes Collateral Agent to take such action on their behalf under the provisions of this Indenture, the Notes Collateral Documents, the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement, and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Notes Collateral Documents, the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement, and consents and agrees to the terms of the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement and each Notes Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms and in accordance with Article 9 hereof. Wilmington Trust, National Association hereby agrees to serve as Notes Collateral Agent under the Notes Collateral Documents, the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement and acknowledges that the Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 13.09. The provisions of this Section 13.09 are solely for the benefit of the Notes Collateral Agent and none of the Trustee, any of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 13.04. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provision of this Indenture, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement, and the Notes Collateral Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Notes Collateral Documents, the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Notes Documents to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, any Grantor or any other Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Notes Collateral Documents, the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)    The Notes Collateral Agent may perform any of its duties under this Indenture, the Notes Collateral Documents, the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement by or through receivers, agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee or attorney-in-fact that it selects as long as such selection was made in good faith.

(c)    The Notes Collateral Agent shall not (i) be liable for any action taken or omitted to be taken by it under or in connection with this Indenture or the transactions contemplated hereby (except to the extent that the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct) or under or in connection with any Notes Collateral Document, the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement or the transactions contemplated thereby (except to the extent that the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any Grantor or Affiliate of any Grantor, or any Officer thereof, contained in this Indenture, or any other Notes Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Notes Collateral Documents, the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Notes Collateral Documents, the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement, or for any failure of any Grantor or any other party to this Indenture, the Notes Collateral Documents, the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement to perform its obligations hereunder or thereunder. The Notes Collateral Agent shall not be under any obligation to the Trustee or any Holder to monitor, ascertain or inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Notes Collateral Documents, the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d)    The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any Grantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Notes Collateral Documents, the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines, or if there are any Other Pari Passu Lien Obligations then outstanding, the “Applicable Authorized Representative” under the Pari Passu Intercreditor Agreement (if other than the Notes Collateral Agent (the “Applicable Authorized Representative”)) and, if it so requests, it shall first be indemnified to its satisfaction by the Holders (or holders of Other Pari Passu Lien Obligations (if applicable)) against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Notes Collateral Documents, the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement in accordance with a written request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes, or if there are any Other Pari Passu Lien Obligations then outstanding, the Applicable Authorized Representative (if other than the Notes Collateral Agent) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders and holders of Other Pari Passu Lien Obligations (if applicable).

(e)    The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 13.09 and the terms of the Intercreditor Agreements).

(f)    The Notes Collateral Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture or the Pari Passu Intercreditor Agreement, the Issuer shall appoint a successor notes collateral agent. If no successor notes collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Notes Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor notes collateral agent. If no successor notes collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within 30 days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor notes collateral agent hereunder, such successor notes collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” or “Collateral Agent” (as applicable) in the Notes Documents shall mean such successor notes collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 13.09 (and Section 7.07) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture or the Intercreditor Agreements. If the Notes Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Notes Collateral Agent.

(g)    Wilmington Trust, National Association shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents shall be liable to any Grantor or any Noteholder Secured Party for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees, attorneys, representatives or agents shall be responsible for any act or failure to act hereunder, except to the extent such act is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct.

(h)    By their acceptance of the Notes hereunder, the Notes Collateral Agent is authorized and directed by the Holders to (i) enter into the Notes Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreements, (iii) bind the Holders on the terms as set forth in the Notes Collateral Documents and the Intercreditor Agreements, (iv) make the representations of the Holders set forth in the Notes Collateral Documents and the Intercreditor Agreements, (v) perform and observe its obligations under the Notes Collateral Documents, the Intercreditor Agreements and (vi) release any Collateral in accordance with the terms hereof.

(i)    If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Notes Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 7, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent, such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Notes Collateral Documents, the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement.

(j)    The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(k)    The Notes Collateral Agent (and the Trustee) shall have no obligation whatsoever to the Trustee, any of the Holders, or any of the Noteholder Secured Parties to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Notes Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Notes Collateral Document, the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or if there are Other Pari Passu Lien Obligations then outstanding, the Applicable Authorized Representative (if other than the Notes Collateral Agent), or as otherwise provided in the Notes Collateral Documents, the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Notes Collateral Agent shall have no other duty or liability whatsoever to the Trustee, any Holder, or any Noteholder Secured Party as to any of the foregoing.

(l)    If the Issuer or any Guarantor (i) incurs any obligations in respect of ABL Obligations at any time when no intercreditor agreement is in effect or at any time when Indebtedness constituting ABL Obligations entitled to the benefit of an existing ABL Intercreditor Agreement is concurrently retired, and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the ABL Intercreditor Agreement) in favor of a designated agent or representative for the holders of the ABL Obligations so incurred, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including reasonable legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m)    If the Issuer or any Guarantor (i) incurs any obligations in respect of Other Pari Passu Lien Obligations at any time when no Pari Passu Intercreditor Agreement is in effect or at any time when Indebtedness constituting Pari Passu Indebtedness entitled to the benefit of an existing Pari Passu Intercreditor Agreement is concurrently retired, and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Pari Passu Intercreditor Agreement) in favor of a designated agent or representative for the holders of the Other Pari Passu Lien Obligations so incurred, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such Pari Passu Intercreditor Agreement (at the sole expense and cost of the Issuer, including reasonable legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder. To the extent an intercreditor agreement substantially in the form of the Pari Passu Intercreditor Agreement is already then in existence, if the Issuer or any Guarantor (i) incurs any additional Other Pari Passu Lien Obligations and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into a joinder to the Pari Passu Intercreditor Agreement in favor of a designated agent or representative for the holders of such Other Pari Passu Lien Obligations, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such joinder (at the sole expense and cost of the Issuer, including reasonable legal fees and expenses of the Notes Collateral Agent).

(n)    No provision of this Indenture, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement or any Notes Collateral Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) or, if there are Other Pari Passu Lien Obligations then outstanding, the Applicable Authorized Representative (if other than the Notes Collateral Agent) unless the Notes Collateral Agent shall have received indemnity satisfactory to the Notes Collateral Agent against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement or the Notes Collateral Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under any mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Notes Collateral Agent has received security or indemnity from the Holders (and the holders of Other Pari Passu Lien Obligations (if applicable)) in an amount and in a form all satisfactory to the Notes Collateral Agent in its sole discretion, protecting the Notes Collateral Agent from all such liability. The Notes Collateral Agent shall at any time be entitled to cease taking any action described above if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders (or holders of Other Pari Passu Lien Obligations (if applicable)) to be sufficient.

(o)    The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement and the Notes Collateral Documents or any instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Issuer (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(p)    In no event shall the Notes Collateral Agent be responsible or liable for any special, indirect, punitive, incidental or consequential loss or damage or any kind whatsoever (including, but not limited to, lost profits) irrespective of whether the Notes Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(q)    The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any other Grantor under this Indenture, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement and the Notes Collateral Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Notes Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement or any Notes Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement and any Notes Collateral Documents as to any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Notes Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its obligations under this Indenture, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement and the Notes Collateral Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement and the Notes Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement and any Notes Collateral Document. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement and the Notes Collateral Documents unless expressly set forth hereunder or thereunder or as directed by Holders of a majority in aggregate principal amount of the Notes or, if Other Pari Passu Lien Obligations are then outstanding, the Applicable Authorized Representative (if other than the Notes Collateral Agent). The Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Notes Documents.

(r)    The parties hereto and the Holders hereby agree and acknowledge that the Notes Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement and the Notes Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement and the Notes Collateral Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral, including without limitation the properties constituting real property that constitute Collateral, and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral, including without limitation the real properties that constitute Collateral, as those terms are defined in Section 101(20)(E) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended.

(s)    Upon the receipt by the Notes Collateral Agent of a written request of the Issuer signed by one Officer (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and if satisfactory in form and substance to the Notes Collateral Agent, execute and enter into, without the further consent of any Holder or the Trustee, any Notes Collateral Document to be executed after the Issue Date to the extent entry into such Notes Collateral Document is otherwise permitted by the terms of this Indenture. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 13.09(s), and (ii) instruct the Notes Collateral Agent to execute and enter into such Notes Collateral Document. Any such execution of a Notes Collateral Document shall be at the direction and expense of the Issuer, upon delivery to the Notes Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Notes Collateral Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Notes Collateral Documents.

(t)    Subject to the provisions of the applicable Notes Collateral Documents and the Intercreditor Agreements, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver a joinder to the ABL Intercreditor Agreement and execute and deliver the Pari Passu Intercreditor Agreement and the Notes Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, except as expressly set forth herein, in the Notes Collateral Documents or in the Intercreditor Agreements, the Notes Collateral Agent shall have no discretion under this Indenture, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement or the Notes Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee or, if Other Pari Passu Lien Obligations are then outstanding, the Applicable Authorized Representative (if other than the Notes Collateral Agent), as applicable.

(u)    After the occurrence and during the continuance of an Event of Default and subject to the terms of the Intercreditor Agreements, the Trustee may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Notes Collateral Documents, the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement.

(v)    The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Notes Collateral Documents or the Intercreditor Agreements and to the extent not prohibited under the Intercreditor Agreements, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.13 and the other provisions of this Indenture and the Intercreditor Agreements.

(w)    In each case that Notes Collateral Agent may or is required hereunder or under any other Notes Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Notes Document, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. Subject to the terms of the Pari Passu Intercreditor Agreement, if the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(x)    Notwithstanding anything to the contrary in this Indenture or any other Notes Document, in no event shall the Trustee or Notes Collateral Agent be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Notes Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Trustee or Notes Collateral Agent be responsible for, and the Trustee and Notes Collateral Agent make no representation regarding, the validity, effectiveness or priority of any of the Notes Collateral Documents or the security interests or Liens intended to be created thereby. The Trustee and Notes Collateral Agent make no representation regarding the validity, effectiveness or enforceability of the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement or any subsequent intercreditor agreement.

(y)    Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer or the Guarantors, or in connection with any Notes Collateral Document, the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Sections 12.04 and 12.05. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(z)    Notwithstanding anything to the contrary contained herein but subject to the terms of any Intercreditor Agreement, the Notes Collateral Agent shall act pursuant to the instructions of the Noteholder Secured Parties as provided in this Indenture solely with respect to the Notes Collateral Documents.

(aa)    The Issuer and the Guarantors, jointly and severally, shall indemnify the Notes Collateral Agent for, and hold the Notes Collateral Agent harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or the performance of its duties hereunder and under the other Notes Documents (including the costs and expenses of enforcing any Notes Document against the Issuer or any of the Guarantors (including this Article 13) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, any holder of Other Pari Passu Lien Obligations or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Notes Collateral Agent shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Notes Collateral Agent to so notify the Issuer shall not relieve the Issuer or any Guarantor of their obligations hereunder. The Issuer and the Guarantors shall defend the claim and the Notes Collateral Agent may have separate counsel and the Issuer and the Guarantors shall pay the reasonable fees and expenses of such counsel. The Issuer and the Guarantors need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Notes Collateral Agent through the result of the Notes Collateral Agent’s own willful misconduct or gross negligence. The obligations of the Issuer and the Guarantors under this Section 13.09(aa) shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Notes Collateral Agent. To secure the payment obligations of the Issuer and the Guarantors in this Section 13.09(aa) but subject to the terms of the Intercreditor Agreements, the Notes Collateral Agent shall have a Lien prior to the Notes and rights of the Holders on all money or property held or collected by the Trustee or Notes Collateral Agent, except that held in trust to pay principal, premium, if any, and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture. For the avoidance of doubt, the Issuer shall pay compensation to, reimburse expenses of and indemnify the Notes Collateral Agent in accordance with Section 7.07.

Section 13.10     Designations.

Except as provided in the next sentence, for purposes of the provisions hereof and of the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement and the Notes Collateral Documents requiring the Issuer to designate Indebtedness for the purposes of the terms “ABL Obligations” and “Other Pari Passu Lien Obligations” or any other such designations hereunder or under the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement or the Notes Collateral Documents, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Issuer by an Officer and delivered to the Trustee, the Notes Collateral Agent, the ABL Collateral Agent and if any Other Pari Passu Lien Obligations are then outstanding, each Applicable Authorized Representative. For all purposes hereof and of the ABL Intercreditor Agreement, the Issuer hereby designates the Obligations pursuant to the ABL Facility or any amendment or supplement thereto or refinancing thereof, as “ABL Obligations.” For all purposes hereof and of the Pari Passu Intercreditor Agreement, the Issuer hereby designates the Obligations pursuant to the Term Loan Facility or any amendment or supplement thereto or refinancing thereof, as “Other Pari Passu Lien Obligations.”

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Indenture as of the date first written above.

JELD-WEN, INC.

By:	/s/ John R. Linker
Name:	John R. Linker
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Indenture]

JELD-WEN HOLDING, INC., as Guarantor

By:	/s/ John R. Linker
Name:	John R. Linker
Title:	Executive Vice President and Chief Financial Officer

KARONA, INC., as Guarantor

By:	/s/ Daniel Castillo
Name:	Daniel Castillo
Title:	President

AMERICAN BUILDINGS SUPPLY, INC., as Guarantor

By:	/s/ Daniel Castillo
Name:	Daniel Castillo
Title:	President

JW INTERNATIONAL HOLDINGS, INC., as Guarantor

By:	/s/ Gary S. Michel
Name:	Gary S. Michel
Title:	President

[Signature Page to Indenture]

JW REAL ESTATE, INC., as Guarantor

By:	/s/ Scott Vining
Name:	Scott Vining
Title:	President

[Signature Page to Indenture]

JBL HAWAII LIMITED, as Guarantor

By:	/s/ John R. Linker
Name:	John R. Linker
Title:	Chief Financial Officer

JELD-WEN DOOR REPLACEMENT SYSTEMS, INC., as Guarantor

By:	/s/ Wallace D. Corwin
Name:	Wallace D. Corwin
Title:	President

HARBOR ISLES, LLC, as Guarantor

By:	/s/John R. Linker
Name:	John R. Linker
Title:	Chief Financial Officer

[Signature Page to Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and as Notes Collateral Agent

By:	/s/ W. Thomas Morris, II
Name:	W. Thomas Morris, II
Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [                ]

ISIN [                ]1

[[RULE 144A][REGULATION S] GLOBAL NOTE

representing up to

$                ]

6.250% Senior Secured Notes due 2025

No.	[$ ]

JELD-WEN, INC.

promises to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of                                          United States Dollars] on May 15, 2025.

Interest Payment Dates:    May 15 and November 15

Record Dates:    May 1 and November 1

[1]	Rule 144A Note CUSIP/ISIN: 475795 AE0 / US475795AE07
Regulation S Note CUSIP/ISIN: U0452A AE7 / USU0452AAE74

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

JELD-WEN, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

Dated:

By:
Authorized Signatory

[Back of Note]

6.250% Senior Secured Notes due 2025

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.    INTEREST. JELD-WEN, Inc., a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at 6.250% per annum from May 4, 2020 until maturity. The Issuer will pay interest semi-annually in arrears on May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be November 15, 2020. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.    METHOD OF PAYMENT. The Issuer will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the May 1 or November 1 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. If an Interest Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day, and no interest shall accrue on such payment for the intervening period.

3.    PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

4.    INDENTURE. The Issuer issued the Notes under an Indenture, dated as of May 4, 2020 (the “Indenture”), among the Issuer, the Guarantors named therein, the Trustee and the Notes Collateral Agent. This Note is one of a duly authorized issue of notes of the Issuer designated as its 6.250% Senior Secured Notes due 2025. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.01 and 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.     OPTIONAL REDEMPTION.

(a)    At any time prior to May 15, 2022, the Issuer may redeem all or a part of the Notes, upon such notice as described under Section 3.03 of the Indenture, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b)    On and after May 15, 2022, the Issuer may redeem the Notes, in whole or in part, upon notice as described under Section 3.03 of the Indenture, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, thereon to, but not including, the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on May 15 of each of the years indicated below:

Year	Percentage
2022	103.125%
2023	101.563%
2024 and thereafter	100.000%

(c)    Prior to May 15, 2022, the Issuer may, at its option, on one or more occasions redeem up to 40% of the original aggregate principal amount of the Notes issued under this Indenture (including the principal amount of any Additional Notes issued under this Indenture) at a redemption price equal to 106.250% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, to but not including, the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds received by the Issuer from one or more Equity Offerings; provided that (a) at least 50% of the sum of the aggregate principal amount of the Initial Notes and any Additional Notes (other than Initial Notes or Additional Notes held by the Issuer or any of its Affiliates) remains outstanding immediately after the occurrence of each such redemption and (b) each such redemption occurs within 120 days of the date of closing of each such Equity Offering.

(d)    Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, without limitation, the consummation of an incurrence or issuance of debt or equity or a Change of Control or other corporate transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

6.    MANDATORY REDEMPTION. Except as set forth in Paragraph 7 below, the Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of Holders.

7.    REPURCHASE AT OPTION OF HOLDERS.

(a)    If a Change of Control Triggering Event occurs, each Holder will have the right to require the Issuer to purchase all or any part of such Holder’s Notes at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of purchase, subject to the right of Holders of the Notes of record on the relevant Record Date to receive interest due on the relevant interest payment date, except to the extent the Issuer has previously elected to redeem the Notes pursuant to Section 3.07 of the Indenture. Within 30 days following any Change of Control Triggering Event, the Issuer shall send notice (the “Change of Control Offer”) by electronic delivery in accordance with the procedures of DTC or first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC.

(b)    In certain circumstances specified in the Indenture, the Issuer may be required to make an Asset Sale Offer to all holders of Notes pursuant to Section 4.10 of the Indenture, and, at its option, to holders of Pari Passu Indebtedness then outstanding, to purchase the maximum amount of Notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds.

8.    NOTICE OF REDEMPTION. Notice of redemption will be given in accordance with the Indenture at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address or in accordance with the procedures of DTC, or as otherwise provided in the Indenture. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption unless the Issuer defaults in its payment obligations in respect of such redemption.

9.    GUARANTEES. The payment by the Issuer of the principal of, premium, if any, and interest on the Notes is fully and unconditionally guaranteed on a joint and several senior secured basis by each of the Guarantors to the extent set forth in the Indenture.

10.    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

11.    PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

12.    AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

13.    DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Guarantors, the Trustee, the Notes Collateral Agent and the Holders shall be set forth in the applicable provisions of the Indenture.

14.    AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

15.    GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.

16.    CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

c/o JELD-WEN, Inc.

2645 Silver Crescent Drive

Charlotte, North Carolina 28273

Fax No.: 704-246-5009

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

                                                             (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:*

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[    ] Section 4.10             [    ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee:*

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Note Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

c/o JELD-WEN, Inc.

2645 Silver Crescent Drive

Charlotte, North Carolina 28273

Fax No.: 704-246-5009

Attention: General Counsel

Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890

Fax No.: 302-636-4145

Attention: JELD-WEN, Inc. Administrator

Re: JELD-WEN, Inc., 6.250% Senior Secured Notes due 2025

Reference is hereby made to the Indenture, dated as of May 4, 2020 (the “Indenture”), among JELD-WEN, Inc., the Guarantors named therein, the Trustee and the Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_______________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to _______________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.    [     ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2.    [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such

Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3.    [     ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)    [    ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)    [     ] such Transfer is being effected to the Issuer or a subsidiary thereof;

or

(c)    [    ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and, if applicable, in compliance with the prospectus delivery requirements of the Securities Act.

4.    [     ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a)    [    ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)    [    ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the

Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)    [     ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP [ ]), or

(ii)	[ ] Regulation S Global Note (CUSIP [ ]), or

(b)	[ ] a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP [ ]), or

(ii)	[ ] Regulation S Global Note (CUSIP [ ]), or

(iii)	[ ] Unrestricted Global Note (CUSIP [ ]); or

(b)	[ ] a Restricted Definitive Note; or

(c)	[ ] an Unrestricted Definitive Note,
in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

c/o JELD-WEN, Inc.

2645 Silver Crescent Drive

Charlotte, North Carolina 28273

Fax No.: 704-246-5009

Attention: General Counsel

Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890

Fax No.: 302-636-4145

Attention: JELD-WEN, Inc. Administrator

Re: JELD-WEN, Inc. 6.250% Senior Secured Notes due 2025

Reference is hereby made to the Indenture, dated as of May 4, 2020 (the “Indenture”), among JELD-WEN, Inc., the Guarantors named therein, the Trustee and the Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $__________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1)    EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a)    [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b)    [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c)    [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d)    [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2)    EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a)    [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b)    [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [    ] 144A Global Note [    ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

[__________] Supplemental Indenture (this “Supplemental Indenture”), dated as of __________, [between][among] __________________ (the “Guaranteeing Subsidiary”), a subsidiary of JELD-WEN, Inc., a Delaware Corporation (the “Issuer”), and Wilmington Trust, National Association, as trustee (the “Trustee”) and as collateral agent (the “Notes Collateral Agent”).

W I T N E S E T H

WHEREAS, each of JELD-WEN, Inc. and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of May 4, 2020, providing for the issuance of 6.250% Senior Secured Notes due 2025 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture without the consent of Holders.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)    Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to a Guarantor, including Article 10 thereof.

(3)    Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4)    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5)    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

D-1

(6)    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)    The Trustee and the Notes Collateral Agent. Neither the Trustee nor the Notes Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(8)    Benefits Acknowledged. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

D-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and as Notes Collateral Agent

By:
Name:
Title:

D-3